                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                                  AMETEK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

________________________________________________________________________________

          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

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          4)   Date Filed:

________________________________________________________________________________

                                 Notice of 2003
                                 Annual Meeting

                                 Proxy Statement

                          Annual Financial Information
                            and Review of Operations

                                  [AMETEK LOGO]

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
Notice of Annual Meeting of Shareholders

Proxy Statement......................................................................    1

     Solicitation of Proxies.........................................................    1

     Voting Rights...................................................................    1

     Multiple Shareholders Sharing the Same Address..................................    2

     Proposals to be Voted Upon......................................................    2

     Election of Directors...........................................................    3

     Board Committees................................................................    4

     Audit Committee Report..........................................................    5

     Compensation of Directors.......................................................    6

     Stock Ownership.................................................................    7

     Other Beneficial Ownership......................................................    9

     Executive Officers.............................................................    10

     Executive Compensation.........................................................    11

     Compensation Committee Report on Executive Compensation........................    12

     Stock Options and Stock Appreciation Rights....................................    16

     Defined Benefit and Actuarial Plans............................................    17

     Stock Performance Graph........................................................    19

     Compensation Committee Interlocks and Insider Participation....................    20

     Certain Relationships and Related Transactions.................................    20

     Compliance with Section 16(a) of the Securities Exchange Act of 1934...........    20

     Employment Contracts and Termination, Severance and Change-of-Control
        Arrangements.................                                                   20

     Shareholder Proposals for the 2004 Proxy Statement.............................    22

Appendix

     Index to Annual Financial Information and Review of Operations................     A-1

                                  [AMETEK LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              Tuesday, May 20, 2003
                         2:00 p.m. Eastern Daylight Time
                            J. P. Morgan Chase & Co.
                          11th Floor Conference Center
                                 270 Park Avenue
                               New York, NY 10017

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2003 Annual Meeting of Shareholders of AMETEK, Inc. The following items of business will be discussed during the Annual Meeting:

      1. Re-election of three directors: Helmut N. Friedlaender, James R. Malone and Elizabeth R. Varet, each for a term of three years;

      2. Ratification of the appointment of Ernst & Young LLP as independent auditors for 2003;

      3. Transaction of any other business properly brought before the Annual Meeting.

Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the Proxy Statement.

Please refer to your proxy card for specific proxy voting instructions or visit our Web site at WWW.AMETEK.COM for general questions and answers about proxy voting.

We have included the detailed annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic "turnout" would save your Company significant return-postage fees.

On behalf of the management and directors of AMETEK, Inc., I thank you for your continued support and confidence. I look forward to seeing you at the Annual Meeting.

                                        Sincerely,

                                        /S/ Frank S. Hermance
                                        ----------------------------
                                        Frank S. Hermance
                                        Chairman of the Board
                                        and Chief Executive Officer


Dated:   Paoli, Pennsylvania
         March 27, 2003

                                [AMETEK LOGO]

Principal executive offices

37 North Valley Road
Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

                           P R O X Y   S T A T E M E N T


                             SOLICITATION OF PROXIES

The Board of Directors of AMETEK, Inc. (AMETEK) solicits the accompanying proxy for use at the Annual Meeting of Shareholders to be held on May 20, 2003, and at any and all adjournments thereof.

AMETEK has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for a fee of $7,500, plus reasonable expenses. AMETEK will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock. The above Notice of Annual Meeting, this Proxy Statement, and the proxy card with voting instructions were distributed on or about March 27, 2003.

                                  VOTING RIGHTS

Shareholders as of the close of business on March 25, 2003 (the Record Date) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. As of the Record Date, 32,910,289 shares of AMETEK's Common Stock were issued and outstanding. In addition, AMETEK held 1,007,049 issued shares in its treasury, which cannot be voted. A majority of the outstanding shares of Common Stock, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. A shareholder who is present or represented by proxy at the Annual Meeting and who abstains from voting, and broker non-votes (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum but will not be counted as votes for or against the proposals. A shareholder may revoke a proxy any time before the Annual Meeting. If a proxy is properly submitted and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If the shareholder submits the proxy without making selections, the proxy will be voted in favor of the election as directors of those nominees listed on the following page and in favor of the appointment of independent auditors.

You will receive separate proxy mailings if you own shares independently and have shares credited to your account under the AMETEK Retirement and Savings Plan or the AMETEK 401(k) Plan for Acquired Businesses, held in custody by the trustee. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. In addition, you will receive more than one proxy card if your shares are in more than one account or are not all under the same registration in AMETEK stock records. To ensure that all your shares are counted, please vote all proxies online, by telephone, by mail, or in person at the Annual Meeting.

Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

                 MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

Registered and street-name shareholders who reside at a single address receive only one annual report and proxy statement at that address unless we have received contrary instructions. This practice is known as "householding" and is designed to reduce duplicate printing and postage costs. However, if a shareholder residing at such an address wishes to receive in the future a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-877-777-0800, or in writing at American Stock Transfer & Trust Company, Shareholder Services, 59 Maiden Lane, New York, NY 10038. You can request householding if you receive multiple copies of our annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.

                           PROPOSALS TO BE VOTED UPON

1.    ELECTION OF DIRECTORS

Nominees for re-election this year are Helmut N. Friedlaender, James R. Malone and Elizabeth R. Varet. Each has consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any director is unable to stand for re-election, shares represented by proxies may be voted for a substitute director.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.


2.    APPOINTMENT OF INDEPENDENT AUDITORS

Acting on the recommendation of the Audit Committee, the Board of Directors has approved the reappointment of the firm of Ernst & Young LLP as independent auditors for the fiscal year 2003.

Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have an opportunity to make a statement, if they desire, and be available to answer appropriate questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3.    OTHER MATTERS

At the time of this mailing, the Board of Directors is unaware of any matters that may come before the Annual Meeting other than those set forth above. However, your proxy confers discretionary authority to the Board of Directors to vote on any other business that may properly come before the Annual Meeting and any adjournments of the Annual Meeting.

                              ELECTION OF DIRECTORS

The AMETEK Board of Directors consists of eight members, seven of whom are non-employee directors. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Shareholders.

CLASS III: NOMINEES FOR ELECTION AT THIS ANNUAL MEETING FOR TERMS EXPIRING IN 2006:

HELMUT N. FRIEDLAENDER  Private investor.  Age 89.
Director since 1955

JAMES R. MALONE         Founder and Managing Director of Bridge Associates LLC
Director since 1994     since June 2000. Chairman of the Board since December
                        1996 and Chief Executive Officer since May 1997 of
                        Health-Mor Industries. Chairman of the Board of Anchor
                        Resolution Corp. (formerly Anchor Glass Container Corp.)
                        since January 1996. Partner and Managing Director of
                        Rhone Group LLC from July 1998 to August 1999. Chairman
                        of the Board of Intek Capital Corp. since September
                        1990. Director of AmSouth Bank N.A. Age 60.

ELIZABETH R. VARET      A Managing Director of American Securities, L.P. and
Director since 1987     chairman of the corporate general partner of several
                        affiliated entities. Age 59.

CLASS I: DIRECTORS WHOSE TERMS CONTINUE UNTIL 2004:

LEWIS G. COLE           Partner, Stroock & Stroock & Lavan LLP, Attorneys.
Director since 1987     Age 72.

CHARLES D. KLEIN        A Managing Director of American Securities Capital
Director since 1980     Partners, L.P. and an executive officer of several
                        affiliated entities.   Age 64.

CLASS II:  DIRECTORS WHOSE TERMS CONTINUE UNTIL 2005:

SHELDON S. GORDON       Chairman of Union Bancaire Privee Holdings, Inc. and
Director since 1989     affiliated entities since May 1996.  Director of the
                        Holland Balanced Fund, Union Bancaire Privee and
                        Gulfmark Offshore, Inc.  Age 67.

FRANK S. HERMANCE       Chairman of the Board and Chief Executive Officer of
Director since 1999     AMETEK since January 1, 2001.  President and Chief
                        Executive Officer from September 1999 to January 2001.
                        President and Chief Operating Officer from November 1996
                        to September 1999.  Age 54.

DAVID P. STEINMANN      A Managing Director of American Securities, L.P. and an
Director since 1993     executive officer of several affiliated entities. Age 61.

                                BOARD COMMITTEES

The AMETEK Board Committees include Audit, Compensation, Stock Option, Nominating, and Pension Investment. All are comprised of non-employee directors. AMETEK also has an Executive Committee that consists of four directors and has limited powers to act on behalf of the Board whenever the Board is not in session.

The Audit Committee, along with independent auditors, reviews the plan for and results of the audit engagement, reviews the scope and results of AMETEK's procedures for internal auditing, and reviews the independence of the auditors. It also considers the range of audit and non-audit services, and reviews the adequacy of AMETEK's system of internal accounting controls. Its report is included on page 5.

The Compensation Committee analyzes and makes recommendations regarding management compensation, and periodically reviews management compensation policies and practices. It also recommends incentive compensation programs and awards and officer salary adjustments to the Board of Directors.

The Stock Option Committee administers AMETEK's stock option plans.

The Nominating Committee determines the appropriate size and composition of the Board of Directors, considers qualifications of prospective Board member candidates, and conducts research to identify and recommend nomination of suitable candidates. In addition, it reviews the experience, background, interests, ability and availability of prospective nominees to meet time requirements of Board of Director and committee membership.

The Pension Investment Committee reviews administration of AMETEK's retirement plans, including compliance, investment manager and trustee performance, and results of independent audits of the plans.

Committee membership as of the Record Date was as follows:

AUDIT                          COMPENSATION                    STOCK OPTION
-----                          ------------                    ------------
Sheldon S. Gordon, Chairman    Charles D. Klein, Chairman      Sheldon S. Gordon, Chairman
Lewis G. Cole                  Sheldon S. Gordon               James R. Malone
Helmut N. Friedlaender         James R. Malone
James R. Malone                Elizabeth R. Varet

NOMINATING                     PENSION INVESTMENT              EXECUTIVE
----------                     ------------------              ---------
James R. Malone, Chairman      Lewis G. Cole, Chairman         Frank S. Hermance, Chairman
Helmut N. Friedlaender         Sheldon S. Gordon               Sheldon S. Gordon
Charles D. Klein               James R. Malone                 Charles D. Klein
                               David P. Steinmann              Elizabeth R. Varet

During 2002 there were six meetings of the Board of Directors, eight meetings of the Audit Committee, five meetings of the Compensation Committee, two meetings of the Stock Option Committee, one meeting of the Nominating Committee, four meetings of the Pension Investment Committee, and four meetings of the Executive Committee.

                             AUDIT COMMITTEE REPORT

The Audit Committee monitors and oversees AMETEK's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed with management and the independent auditors the audited financial statements contained in AMETEK's 2002 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the Committee has discussed with the independent auditors their independence from management and AMETEK, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with their independence.

The Committee discussed with AMETEK's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK's internal controls, and the overall quality of AMETEK's financial reporting. The Committee held eight meetings during the fiscal year ended December 31, 2002, which included telephone meetings prior to quarterly earnings announcements.

Fees billed to AMETEK by Ernst & Young LLP for services rendered in 2002 totaled $1,148,000, and consisted of the following:

Audit Fees                                                    $ 747,000
Financial System Design and Implementation Fees               $     --
Audit-Related Fees                                            $ 266,000
All Other Fees                                                $ 135,000

Audit-related fees presented above include fees for employee benefit plan and statutory audits, due diligence reviews pertaining to business acquisitions, consultation on accounting standards, and consents and other matters related to the Securities and Exchange Commission registration statements. All other fees primarily include amounts related to tax services.

The Committee has reviewed the above fees for non-audit services and believes such fees are compatible with maintaining Ernst & Young LLP's independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as AMETEK's independent auditors for the 2003 fiscal year.

The Audit Committee:
Sheldon S. Gordon, Chairman
Lewis G. Cole
Helmut N. Friedlaender
James R. Malone

March 27, 2003

                            COMPENSATION OF DIRECTORS

Mr. Hermance, the only employee director of AMETEK, receives no additional compensation for serving on the Board or its Committees. Non-employee directors receive $35,000 annually and $2,500 for each of the six regular meetings of the Board of Directors attended. There is no additional compensation for attending Committee meetings.

AMETEK sponsors a retirement plan for directors, under which each non-employee director who has at least three years of service as a director or officer of AMETEK and does not have a benefit under AMETEK's retirement plan, receives an annual retirement benefit equal to 100% of the highest annual rate of Board fees during the director's service with the Board. The benefit is reduced proportionately if the director has less than five years of service. Retirement benefits are paid from AMETEK's general assets. All non-employee directors have accrued an annual retirement benefit of $50,000. This benefit is not available to persons who first become members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for directors, under which each non-employee director has an individual agreement that pays the director (or the director's beneficiary in the event of the director's death) an annual amount equal to 100% of the highest annual rate of compensation during the director's service with the Board. The payments are made for ten years beginning at the director's death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a director before becoming eligible for the benefit payable at the later of retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the directors. In addition, non-employee directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.

                                 STOCK OWNERSHIP

The following table shows the number of shares of AMETEK Common Stock the officers and directors beneficially owned as of February 10, 2003.

                                                                 Amount of Shares and
                                                                 Nature of Ownership(1)
--------------------------------------------------------------------------------------------------------------
                                      Sole         Shared
                                     Voting        Voting                                              Percent
                                     and/or        and/or      Right to                                   of
                                   Investment    Investment     Acquire          SERP        Total      Class
         Name                        Power         Power          (4)            (5)
                                      (2)          (3)
--------------------------------------------------------------------------------------------------------------
R. W. Chlebek, Officer ......      15,268           --            6,250          5,749         27,267        *
L. G. Cole, Director ........      15,000           --             --             --           15,000        *
H. N. Friedlaender, Director       43,500         10,000           --             --           53,500        *
S. S. Gordon, Director ......      40,000           --             --             --           40,000        *
F. S. Hermance,
Director and Officer ........     184,085         40,000        358,721         29,307        612,113      1.8%
C. D. Klein, Director (6) ...      63,000         54,433           --             --          117,433        *
J. R. Malone, Director ......      20,000           --             --             --           20,000        *
T. F. Mangold, Jr., Officer .      28,762           --           57,109          4,880         90,751        *
J. J. Molinelli, Officer ....      60,064           --          142,969         11,722        214,755        *
A. J. Neupaver, Officer .....      32,213           --          141,961         11,480        185,654        *
D. P. Steinmann, Director (7)      39,700        245,844           --             --          285,544        *
E. R. Varet, Director (8) ...      64,600        631,837           --             --          696,437      2.1%
Directors and Executive .....     643,553        795,899        795,883         65,913      2,301,248      7.0%
Officers as a Group
(15 persons) including
individuals named above

*Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2) Shares held in the individual's name, individually or with others, or in the name of a bank, broker or nominee for the individual's account, where the officer or director has sole voting and/or investment power.
(3) Other shares where the officer or director has shared voting and/or investment power.
(4) Shares the officers have a right to acquire through stock option exercises within 60 days of February 10, 2003.
(5) Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page 18).
(6) Includes 2,000 shares owned by Mr. Klein's children either through a trust or a custodial relationship for which Mr. Klein's wife is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 54,433 shares, as to 52,433 shares of which such power is shared with Mr. Steinmann and others.
(7) Includes 7,424 shares of which 5,200 shares are owned by Mr. Steinmann's wife and 2,224 shares are owned by Mr. Steinmann's adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 245,844 shares, as to 134,153 shares of which such power is shared with Ms. Varet and others, and as to 52,433 shares of which such power is shared with Mr. Klein and others.
(8) Includes 11,200 shares of which 10,000 shares are owned by a trust of which Ms. Varet's husband is a beneficiary and 1,200 shares are owned by Ms. Varet's adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 631,837 shares, as to 134,153 shares of which such power is shared with Mr. Steinmann and others.

                           OTHER BENEFICIAL OWNERSHIP

The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 20, 2003.

   Name and Address of           Nature of Beneficial                                  Percent
    Beneficial Owner                  Ownership                   Amount of Shares     of Class
Gabelli Funds LLC
One Corporate Center           Sole voting and dispositive
Rye, NY  10580-1434            power......................(1)         582,500

GAMCO Investors, Inc.          Sole voting power for
One Corporate Center           2,843,897 shares, and sole
Rye, NY  10580-1434            dispositive power........(1)          2,957,197

Gabelli & Company, Inc.
One Corporate Center           Sole voting and dispositive
Rye, NY  10580-1434            power.....................(2)                400
                                                                      ---------
                                     TOTAL..................          3,540,097            10.7%
                                                                      =========================

(1) Based on Schedule 13(F-HR) filed on February 14, 2003.

(2) Based on Schedule 13(D) filed on December 2, 2002.

                               EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

     NAME                      AGE            PRESENT POSITION WITH AMETEK
     ----                      ---            ----------------------------
Frank S. Hermance              54        Chairman of the Board and Chief Executive Officer
John J. Molinelli              56        Executive Vice President - Chief Financial Officer
Albert J. Neupaver             52        President - Electromechanical Group
Robert W. Chlebek              59        President - Electronic Instruments
Thomas F. Mangold, Jr.         57        President - Electronic Instruments
Robert R. Mandos, Jr.          44        Vice President and Comptroller
Deirdre D. Saunders            55        Vice President and Treasurer
Donna F. Winquist              53        Vice President and General Counsel

FRANK S. HERMANCE'S employment history with AMETEK and other directorships currently held are included under the section "Election of Directors" on page 3.

JOHN J. MOLINELLI was elected Executive Vice President - Chief Financial Officer on April 22, 1998. Previously he had served as Senior Vice President - Chief Financial Officer since April 1994.

ALBERT J. NEUPAVER was elected President - Electromechanical Group on January 10, 1997.

ROBERT W. CHLEBEK was elected President - Electronic Instruments on March 1,
1997.

THOMAS F. MANGOLD, JR. was elected President - Electronic Instruments on October 5, 1999. He served as General Manager of the Process and Analytical Instruments Division from June 1986 to October 1999. Mr. Mangold was elected a Corporate Vice President in 1988.

ROBERT R. MANDOS, JR. was elected Vice President and Comptroller of AMETEK on April 22, 1998. He has served as Comptroller of AMETEK since April 1996.

DEIRDRE D. SAUNDERS was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993.

DONNA F. WINQUIST was elected Vice President and General Counsel on July 19, 2000. She has served as a Vice President since July 30, 1997 and was Corporate Secretary from May 1, 1997 to July 19, 2000. Since December 1994, and prior to her appointment as General Counsel, she served as Corporate Counsel.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                              Other       Restricted      Shares         All Other
        Name and                    Salary       Bonus        Annual          Stock       Underlying     Compensation
   Principal Position      Year       ($)         ($)      Compensation     Award(s)    Options/SARs         ($)
                                                                ($)           ($)           (#)              (1)
---------------------------------------------------------------------------------------------------------------------
F.S. Hermance ..........   2002     600,000     650,000         --             --          70,000           138,516
   Chairman of the Board   2001     540,000     345,500         --             --            --             105,342
   and Chief Executive .   2000     450,000     600,000         --        3,675,000(2)     80,000           116,392
   Officer .............
---------------------------------------------------------------------------------------------------------------------
J.J. Molinelli .........   2002     276,750     200,000         --             --          27,500            38,642
   Executive Vice ......   2001     264,000     130,000         --             --          32,500            37,006
   President - .........   2000     252,500     200,000         --             --          32,500            40,697
   Chief Financial
   Officer
---------------------------------------------------------------------------------------------------------------------
A.J. Neupaver ..........   2002     283,000     150,000         --             --          27,500            32,306
   President - .........   2001     270,000     117,000         --             --          32,500            35,306
   Electromechanical ...   2000     258,000     200,000         --             --          32,500            39,949
   Group
---------------------------------------------------------------------------------------------------------------------
R.W. Chlebek ...........   2002     261,375     161,000         --             --          22,500            26,180
   President - .........   2001     255,000      49,500         --             --          25,000            45,582
   Electronic ..........   2000     246,500     165,000         --             --          30,000            44,377
   Instruments
---------------------------------------------------------------------------------------------------------------------
T. F. Mangold, Jr ......   2002     237,385     178,000         --             --          22,500            30,664
   President - .........   2001     222,000      70,000         --             --          22,500            19,594
   Electronic ..........   2000     210,000     130,000         --             --            --              24,132
   Instruments
---------------------------------------------------------------------------------------------------------------------

(1) The amounts reported represent AMETEK's contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the named executive officers listed above, the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($10,302), and the value of contributions under the Supplemental Executive Retirement Plan ("SERP") (described in more detail on page 18).

(2) On December 15, 2000, Mr. Hermance was granted 150,000 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK's Common Stock on any five consecutive trading days equaling or exceeding $40 per share, (b) the death or disability of Mr. Hermance, or (c) December 15, 2006 provided Mr. Hermance has been in the continuous employ of AMETEK through that date. The value of this restricted stock reported in the table was $24.50 per share, the closing price of AMETEK's Common Stock on the date of grant. The aggregate value on December 31, 2002 was $5,773,500, based on AMETEK's year-end closing stock price of $38.49. Cash dividends will be earned but will not be paid until the restricted stock vests. (See additional discussion of Termination and Change-of-Control Agreement beginning on page 20).

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE

                                  COMPENSATION

The following report, submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation for the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

                              COMPENSATION OVERVIEW

    The Compensation Committee recommends to the Board of Directors (a) executive compensation arrangements for senior management and directors, and
    (b) compensation plans in which officers and employees are eligible to participate. The Stock Option Committee approves, and then submits for ratification to the Board of Directors, grants of stock options and restricted stock awards under AMETEK's stock plans.

    The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms.Varet, are non-employee directors of AMETEK. The members of the Stock Option Committee, Messrs. Gordon and Malone, are directors and have no other affiliation with AMETEK.

    Executive compensation consists of three principal elements: (a) salary, (b) annual incentive bonus and (c) grants of stock options and/or restricted stock. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

    Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of peer companies used in the Stock Performance Graph set forth on page 19 and for certain other companies identified by an independent employee benefits consulting firm engaged by AMETEK.

                     REQUIRED STOCK OWNERSHIP FOR EXECUTIVES

    The Compensation Committee and the Stock Option Committee believe that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK's profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli, Neupaver and Mangold have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have either achieved their required stock ownership level or continue to make progress towards this goal.

                                     SALARY

    The salary level for each AMETEK executive officer is based principally on the executive's responsibilities. Consideration also is given to factors such as the individual's experience and performance, salaries paid to executive officers by comparable companies, and the cost of living in the geographic area where the executive is located. When determining adjustments to each executive officer's salary, consideration also is given to prevailing economic conditions, the adjustments being given to other employees within AMETEK, and achievement of performance objectives. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for each position at comparable companies.

                             ANNUAL INCENTIVE BONUS

    Bonuses are viewed as incentive rewards for individual contributions to AMETEK's performance, based not only on short-term results but also as investments made in the future growth of AMETEK's profits. AMETEK's diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals, including asset management improvement, as established by the Chief Executive Officer and the Compensation Committee, are used in determining performance. Bonuses are leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than the targeted bonus level. The Chairman and Chief Executive Officer reviews AMETEK's performance and the individual contribution of each executive officer against established targets and makes recommendations to the Compensation Committee with respect to the appropriate bonus amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and presents its recommendations to the Board of Directors, which then discusses and votes upon the bonuses.

    In 2002, AMETEK substantially achieved the goal established by the Compensation Committee for diluted earnings per share and, in certain instances, operating profit goals for individual business units. AMETEK did not achieve its established target in 2001. Consequently, bonuses are up significantly in 2002 versus 2001.

                    STOCK OPTIONS AND RESTRICTED STOCK AWARDS

    Awards of stock options and/or shares of restricted stock are considered an important complement to the cash elements of AMETEK's executive officers' compensation because they align the executives' interests with the shareholders' interests. A principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. AMETEK's shareholders have approved the plans under which such awards are made. The exercise price of options equals the mean market price of AMETEK's stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK's stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares for a specified period following the date of the award. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When considering whether to make grants of stock options or awards of restricted stock, and the size of such awards, the Stock Option Committee reviews practices of other comparable companies as well as individual performance-related criteria, and takes into consideration the effect such awards might have on AMETEK's long-term performance and creation of shareholder value.

                           MR. HERMANCE'S COMPENSATION

    In determining the appropriate levels for Mr. Hermance's 2002 base salary and bonus, the Compensation Committee considered the same factors it considered when setting compensation levels for AMETEK's other executive officers. The Compensation Committee also considered the major initiatives and programs commenced or furthered under Mr. Hermance's leadership during 2002. Among the achievements in 2002 under Mr. Hermance's leadership:

    (a) AMETEK performed well in a very difficult economic environment for manufacturing companies. AMETEK's income rose 18% to $83.7 million and diluted earnings per share rose 18% to $2.49, from $2.12 in 2001.

    (b) AMETEK generated strong cash flow from operations, which enabled it to pay down nearly $80 million in debt, significantly strengthening its balance sheet.

    (c) AMETEK's Four Growth Strategies - Operational Excellence, Strategic Acquisitions and Alliances, Global & Market Expansion and New Products - continue to build long-term shareholder value.

        - AMETEK's Operational Excellence efforts yielded significant profitability and working capital improvements in 2002. Net margins increased from 7.0% in 2001 to 8.0% in 2002. AMETEK reduced its investment in inventories and receivables by $29 million, benefiting cash flow and increasing the efficiency of its operations.

        -   AMETEK continued to expand internationally:

            - AMETEK grew international sales by 10% in 2002 over 2001, increasing its international revenue to 34% of total revenues.

            - AMETEK continued its migration to low-cost manufacturing locales. Revenue generated in low-cost locales increased to approximately 17% of sales from 15% of sales in 2001.

        - AMETEK continued its focus on acquisitions as a key component of its growth plans. During 2002, AMETEK completed substantial due diligence that resulted in the January 2003 acquisition of Airtechnology Holdings, a U.K.-based supplier of motors, fans and environmental control systems used primarily in defense markets. Airtechnology is expected to generate approximately $46 million in revenue annually.

        - A number of new products were introduced over the past year that contributed to AMETEK's revenue and profitability.

    Certain personal criteria also were reviewed in determining Mr. Hermance's compensation, such as his 12 years of service with AMETEK, including two years as Chairman of the Board, and his previous service as an officer of AMETEK. The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance's total compensation would be in line with that of CEOs of such other companies. In addition, in determining Mr. Hermance's bonus for 2002, the Compensation Committee considered progress towards goals established for Mr. Hermance, including AMETEK's substantial achievement of the 2002 diluted earnings per share goal.

                                 SECTION 162(M)

    Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the interest of AMETEK to do so. Payment of some of the compensation referred to in the Summary Compensation Table (see page 11) was deferred. The Compensation Committee believes that all compensation paid to its executives in 2002 was deductible.

                                         Compensation Committee of the Board:

                                         Charles D. Klein, Chairman
                                         Sheldon S. Gordon
                                         James R. Malone
                                         Elizabeth R. Varet

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the named executive officers in 2002. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates.

                         STOCK OPTION/SAR GRANTS IN 2002

                                                                                            Potential
                                                                                       Realizable Value at
                                                                                         Assumed Annual
                                                                                         Rate of Stock
                                                                                       Price Appreciation
                               Individual Grants                                       for Option Term(1)
                                        Percent of
                         Number of         Total
                          Shares       Options/SARs
                        Underlying      Granted to
Name                   Options/SARs    Employees in                  Expiration
                       Granted(#)(2)    Fiscal Year    Exercise          Date          5%($)        10%($)
                                                      Price($/Sh)
F.S. Hermance ...        70,000           13.03        $ 37.64        5/21/2009     1,072,628     2,499,680
J.J. Molinelli ..        27,500            5.12        $ 37.64        5/21/2009       421,390       982,017
A.J. Neupaver ...        27,500            5.12        $ 37.64        5/21/2009       421,390       982,017
R.W. Chlebek ....        22,500            4.19        $ 37.64        5/21/2009       344,773       803,469
T.F. Mangold, Jr.        22,500            4.19        $ 37.64        5/21/2009       344,773       803,469

    (1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK 's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

    (2) The options granted in 2002 are exercisable after the first anniversary of the date of grant (May 22, 2002) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, normal retirement, or termination of employment in connection with a change in control. No SARs were granted in 2002.

The following table shows stock options and stock appreciation rights exercised by the named executive officers during 2002 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 2002, and the value of "in-the-money" stock options on December 31, 2002, which represents the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options.

                     AGGREGATE OPTION/SAR EXERCISES IN 2002
                   AND OPTION/SAR VALUES AT DECEMBER 31, 2002

                                                       Number of Shares         Value of Unexercised
                          Shares                    Underlying Unexercised           In-the-Money
                       Acquired On    Value                 Options                    Options
                       Exercise(#)  Realized($)       at December 31, 2002      at December 31, 2002($)
--------------------------------------------------------------------------------------------------------
         Name                                     Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------------------------------------------------------------------------------------------
F.S. Hermance ...          --            --         358,721       147,500     6,551,446     1,218,380
J.J. Molinelli ..          --            --         142,969        75,625     2,576,200       723,969
A.J. Neupaver ...          --            --         141,961        75,625     2,505,858       723,969
R.W. Chlebek ....        56,875       746,499         6,250        61,875        73,219       599,944
T.F. Mangold, Jr.         5,300       122,893        57,109        48,625       952,791       368,189

                       DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                               PENSION PLAN TABLE

                            Annual Benefits Based On
                  Years of Service at Normal Retirement Age (1)

  Average
Compensation         15          20         25           30        35
  $150,000        57,600      61,500      65,300      65,300     65,300
   200,000        78,000      83,100      88,200      88,200     88,200
   250,000        98,400     104,800     111,200     111,200    111,200
   300,000       118,800     126,500     134,100     134,100    134,100
   350,000       139,200     148,200     157,100     157,100    157,100
   400,000       159,600     169,800     180,000     180,000    180,000
   450,000       180,000     191,500     203,000     203,000    203,000
   500,000       200,400     213,200     225,900     225,900    225,900
   550,000       220,800     234,900     248,900     248,900    248,900
   600,000       241,200     256,500     271,800     271,800    271,800
   650,000       261,600     278,200     294,800     294,800    294,800
   700,000       282,000     299,900     317,700     317,700    317,700

(1) Benefit amounts assume a participant reaches age 65 in 2003; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 2002, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Hermance-12, Mr. Molinelli-33, Mr. Neupaver-25, and Mr.

Mangold-29. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and service with AMETEK.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($200,000 for 2002) is not taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.

Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the "SERP"), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive's right to a benefit under the SERP becomes non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan becomes non-forfeitable.

For retirements occurring in 2003, the maximum annual pension benefit payable at normal retirement age is restricted by law to the greater of $160,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $160,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

                             STOCK PERFORMANCE GRAPH

The following graph and accompanying table compare the cumulative total shareholder return for AMETEK for the five years ended December 31, 2002 to that of the Russell 2000 Index and the Dow Jones US Electrical Components and Equipment Industry Group. The performance graph and table assume the investment of $100 on December 31, 1997 and the reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                     [INSERT STOCK PERFORMANCE GRAPH HERE]


                                                        1997      1998      1999       2000      2001      2002
                                                        ----      ----      ----       ----      ----      ----
AMETEK, Inc.                                          $100.00    $ 83.48   $ 72.16    $ 99.38   $123.19   $149.67
RUSSELL 2000*                                          100.00      97.45    118.17     114.60    117.45     93.39
DOW JONES US ELECTRICAL COMPONENTS & EQUIPMENT*        100.00     111.92    164.94     111.31     78.56     46.85

*Includes AMETEK


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gordon, Klein, and Malone and Ms. Varet comprise the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm. American Securities, L.P. and its affiliates rendered during 2002 financial advisory, investment management and other services to AMETEK. Beginning in 2003, AMETEK will no longer be utilizing the services of American Securities, L.P. and its affiliates. American Securities, L.P. is owned indirectly by Ms. Varet and members of her family through family trusts of which Ms. Varet is a co-trustee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered legal services during 2002 and continues to render legal services for AMETEK and its subsidiaries.

                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK's Common Stock; to AMETEK's knowledge, there currently are no holders under Section 16(a) of more than 10% of AMETEK's Common Stock. To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2002, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                         CHANGE-OF-CONTROL ARRANGEMENTS

AMETEK has in place change-of-control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. In the event that an executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control, AMETEK will pay to each executive the sum of the executive's prior year's salary, plus the greater of
(a) the current year's bonus, or (b) the average of the two prior years' bonuses (all as limited under Section 280G of the Internal Revenue Code (the "Code")) for a period of one, two or three years (as defined in each executive's agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years or the executive's death, whichever is earlier. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), a merger or consolidation after which the shareholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK, any sale or other disposition of all or substantially all of AMETEK's assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 11 (other than Mr. Hermance) will be entitled to three times their compensation in the event of a Change of Control.

As of December 15, 2000, AMETEK entered into a Termination and Change-of-Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason.

For the purposes of this Agreement, a Change of Control means substantially the same as when applied to other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain additional acquisitions of AMETEK or its shares.

In the event Mr. Hermance is terminated without cause or resigns for good reason prior to and not in anticipation of a Change of Control, he will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year's targeted bonus (if established) or (b) the average of his bonuses for the two preceding years. In addition, his health, disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but only for a period of up to two years, and certain other executive perquisites will be continued for up to two years.

If Mr. Hermance is employed by AMETEK at the date of a Change of Control, or has been terminated without cause or resigned for good reason in anticipation of the Change of Control, AMETEK will pay Mr. Hermance an amount equal to the fair market value of any non-vested restricted stock (see page 11, footnote (2)). That amount may be reduced to an amount which maximizes the aggregate net amount available to Mr. Hermance from all "parachute payments," as defined in Section 280G of the Code, after reduction for all taxes. The shares of restricted stock for which payment is made will then be forfeited. Mr. Hermance will retain any remaining shares of restricted stock which will continue to vest in accordance with their original terms.

If Mr. Hermance's employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, Mr. Hermance has agreed for a period of up to three years not to compete, directly or indirectly, with any business then conducted by AMETEK and not to solicit any AMETEK employee to become an employee of any other entity, in exchange for which Mr. Hermance will be paid, with respect to the period covered by the non-competition/non-solicitation agreement, an amount equal to his estimated total compensation (salary, bonus and long-term incentive compensation) for the period. In such event, AMETEK will continue Mr. Hermance's health, disability insurance and death benefits, as well as certain executive perquisites, in the same manner as provided above, except that health benefits will continue for a period of up to ten years. In the circumstances described in this paragraph, any restricted stock remaining unvested at the time Mr. Hermance's employment terminates will be forfeited.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Hermance, Molinelli, Neupaver, and Mangold are participants.

Pre- and post-retirement life insurance coverage and supplemental retirement income are provided to Mr. Chlebek under a Supplemental Senior Executive Split Dollar Death Benefit Plan. To fund these benefits, AMETEK has purchased a split-dollar life insurance policy. AMETEK pays the majority of the premium costs with Mr. Chlebek paying approximately $500 per year. Pre-retirement death benefits include a $490,000 lump sum payment to his beneficiary and an annual payment of $70,000 commencing ten years after his death and ending on the date Mr. Chlebek would have attained age 80. Upon Mr. Chlebek's attainment of age 65, AMETEK will withdraw from the policy an amount equal to the amount of premiums paid, and he will become the owner of the policy, which is targeted to have a value of approximately $300,000 to $350,000 at age 65. In the event Mr. Chlebek terminates employment prior to age 65, he can either purchase the policy from AMETEK or terminate the agreement.

               SHAREHOLDER PROPOSALS FOR THE 2004 PROXY STATEMENT

Proposals of shareholders intended to be presented at AMETEK's 2004 Annual Meeting of Shareholders must be received by AMETEK at its executive offices on or prior to December 20, 2003 to be eligible for inclusion in the proxy material to be used in connection with the 2004 Annual Meeting.

                                             By order of the Board of Directors

                                             /s/ Kathryn E. Londra
                                             KATHRYN E. LONDRA
                                             Corporate Secretary

Dated:  Paoli, Pennsylvania
        March 27, 2003

                                  AMETEK, INC.

              ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

                          (APPENDIX TO PROXY STATEMENT)

                                      INDEX

                                                                       PAGE
                                                                       ----
Selected Financial Data............................................     A-2

Management's Discussion and Analysis of

    Financial Condition and Results of Operations..................     A-5

Report of Management ..............................................     A-19

Report of Independent Auditors ....................................     A-20

Consolidated Statement of Income ..................................     A-21

Consolidated Balance Sheet ........................................     A-22

Consolidated Statement of Stockholders' Equity ....................     A-23

Consolidated Statement of Cash Flows ..............................     A-24

Notes to Consolidated Financial Statements ........................     A-25

                                  AMETEK, INC.

                            SELECTED FINANCIAL DATA

                                                   2002         2001         2000        1999       1998
                                                ----------   ----------   ----------   --------   --------
                                                (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                ----------------------------------------------------------
CONSOLIDATED OPERATING RESULTS (YEARS ENDED
  DECEMBER 31)
Net sales.....................................   $1,040.5     $1,019.3     $1,024.7     $924.8     $927.5
Operating income(1)(2)........................   $  148.7     $  109.6     $  135.9     $118.8     $ 96.4
Interest expense(3)...........................   $  (25.2)    $  (27.9)    $  (29.2)    $(24.8)    $(37.5)
Net income(1)(2)(3)...........................   $   83.7     $   66.1     $   68.5     $ 60.8     $ 41.7
Earnings per share:(1)(2)(3)
  Basic.......................................   $   2.54     $   2.01     $   2.13     $ 1.88     $ 1.28
  Diluted.....................................   $   2.49     $   1.98     $   2.11     $ 1.85     $ 1.24
Dividends declared and paid per share.........   $   0.24     $   0.24     $   0.24     $ 0.24     $ 0.24
Average common shares outstanding:
  Basic.......................................       32.9         32.8         32.1       32.3       32.7
  Diluted.....................................       33.6         33.4         32.5       32.9       33.7
PERFORMANCE MEASURES AND OTHER DATA
Operating data excluding unusual and
  nonrecurring charges(4):
  Operating income(4).........................   $  148.7     $  132.8     $  135.9     $118.8     $104.5
  Operating income -- Return on sales.........       14.3%        13.0%        13.3%      12.8%      11.3%
  Operating income -- Return on average total
     assets...................................       14.4%        14.1%        16.7%      16.2%      16.6%
  EBITDA(5)...................................   $  180.4     $  178.0     $  177.6     $158.1     $146.4
  Ratio of EBITDA to interest expense(5)......       7.2X         6.4x         6.1x       6.4x       3.9x
  Income from operations......................   $   83.7     $   70.8     $   68.5     $ 60.8     $ 55.3
  Diluted earnings per share..................   $   2.49     $   2.12     $   2.11     $ 1.85     $ 1.64
Depreciation and amortization.................   $   33.0     $   46.5     $   43.3     $ 39.6     $ 38.4
Capital expenditures..........................   $   17.4     $   29.4     $   29.6     $ 30.3     $ 49.8
Cash provided by operations(6)................   $  103.7     $  101.1     $   78.7     $ 86.6     $ 78.4
Free cash flow(7).............................   $   91.4     $   75.3     $   74.5     $ 62.3     $ 31.1
Ratio of earnings to fixed charges............       5.3X         3.7x         4.3x       4.4x       2.6x
Net income -- Return on average total
  capital.....................................       10.4%         8.9%        11.5%      11.8%      10.4%
             -- Return on average
  stockholders' equity........................       22.2%        21.5%        27.6%      31.2%      25.1%
YEAR-END CONSOLIDATED FINANCIAL POSITION
Current assets................................   $  350.6     $  379.3     $  303.1     $256.1     $267.8
Current liabilities...........................   $  261.4     $  336.2     $  297.7     $262.7     $233.9
Property, plant, and equipment................   $  204.3     $  214.5     $  214.0     $219.6     $214.4
Total assets..................................   $1,030.0     $1,039.5     $  859.0     $768.2     $699.8
Long-term debt................................   $  279.6     $  303.4     $  233.6     $231.8     $227.0
Total debt(8).................................   $  390.1     $  470.8     $  361.2     $331.4     $305.3
Stockholders' equity..........................   $  420.2     $  335.1     $  280.8     $216.2     $174.0
Stockholders' equity per share................   $  12.71     $  10.21     $   8.66     $ 6.76     $ 5.42
Total debt as a percentage of
  capitalization(8)...........................       48.1%        58.4%        56.3%      60.5%      63.7%

           SEE NOTES TO SELECTED FINANCIAL DATA ON PAGES A-3 AND A-4.

NOTES TO SELECTED FINANCIAL DATA
---------------

(1) 2001 includes unusual pretax charges totaling $23.3 million, $15.3 million after tax ($0.46 per diluted share). The charges were for employee reductions, facility closures and asset writedowns. The year 2001 also included a tax benefit and related interest income of $10.5 million after tax ($0.32 per diluted share) resulting from the closure of a number of tax years. The amounts in 1998 include a nonrecurring pretax charge for cost reduction initiatives totaling $8.0 million, ($4.8 million after-tax or $0.14 per diluted share).

(2) The amounts in 2001 and the preceding years include the amortization of goodwill. Effective January 1, 2002, the Company adopted Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets", which no longer permits the amortization of goodwill and indefinite-lived intangible assets. Had the Company not amortized goodwill, net income and diluted earnings per share would have been higher by $10.2 million ($0.30 per diluted share), $9.2 million ($0.28 per diluted share), $6.7 million ($0.20 per diluted share) and $4.9 million ($0.15 per diluted share) in 2001, 2000, 1999 and 1998, respectively.

(3) Amounts in 1998 include a pretax loss on the early repayment of debt of $13.8 million, $8.7 million, aftertax ($0.26 per diluted share). Prior to the issuance of FASB Statement No. 145 ("Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections,") in April 2002, such a transaction was reported as an extraordinary item in accordance with FASB Statement No. 4. The issuance of Statement No. 145 rescinds Statement No. 4 and requires retroactive reclassification of prior period items that do not meet specified criteria for classification as an extraordinary item.

(4) See description of unusual and nonrecurring charge in Note 1 above. The table below presents the reconciliation of operating income reported in accordance with GAAP to operating income before unusual and nonrecurring items.

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------
                                               2002     2001     2000     1999     1998
                                              ------   ------   ------   ------   ------
                                                            (IN MILLIONS)
Operating income, GAAP......................  $148.7   $109.6   $135.9   $118.8   $ 96.4
Add back:
  Unusual and nonrecurring items, net.......      --     23.2       --       --      8.1
                                              ------   ------   ------   ------   ------
Operating income, Non-GAAP..................  $148.7   $132.8   $135.9   $118.8   $104.5
                                              ======   ======   ======   ======   ======

---------------

(5) EBITDA represents income before income taxes, interest, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of the Company's overall liquidity as presented in the Company's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The table below presents the reconciliation of net income reported in accordance with U.S. GAAP to EBITDA.

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------
                                               2002     2001     2000     1999     1998
                                              ------   ------   ------   ------   ------
                                                            (IN MILLIONS)
Net income..................................  $ 83.7   $ 66.1   $ 68.5   $ 60.8   $ 41.7
Add (deduct):
  Interest expense..........................    25.2     27.9     29.2     24.8     37.5
  Interest income...........................    (0.7)    (1.0)    (1.0)    (0.8)    (1.0)
  Income taxes..............................    39.2     18.3     37.6     33.7     21.8
  Depreciation..............................    32.5     33.2     32.1     30.6     29.9
  Amortization..............................     0.5     13.3     11.2      9.0      8.5
  Unusual and nonrecurring items, net.......      --     20.2       --       --      8.0
                                              ------   ------   ------   ------   ------
Total adjustments...........................    96.7    111.9    109.1     97.3    104.7
                                              ------   ------   ------   ------   ------
EBITDA......................................  $180.4   $178.0   $177.6   $158.1   $146.4
                                              ======   ======   ======   ======   ======

(6) Before the effects of an accounts receivable securitization program.

(7) Free cash flow represents net income, plus depreciation and amortization, less capital expenditures and dividends. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 5 above). The table below presents the reconciliation of net income reported in accordance with U.S. GAAP to Free Cash Flow.

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------
                                               2002     2001     2000     1999     1998
                                              ------   ------   ------   ------   ------
                                                            (IN MILLIONS)
Net income..................................  $ 83.7   $ 66.1   $ 68.5   $ 60.8   $ 41.7
Add: Cost associated with early repayment of
  debt......................................      --       --       --       --      8.7
  Depreciation & amortization...............    33.0     46.5     43.3     39.6     38.4
Less: Dividends paid........................    (7.9)    (7.9)    (7.7)    (7.8)    (7.8)
  Capital expenditures......................   (17.4)   (29.4)   (29.6)   (30.3)   (49.9)
                                              ------   ------   ------   ------   ------
Free cash flow..............................  $ 91.4   $ 75.3   $ 74.5   $ 62.3   $ 31.1
                                              ======   ======   ======   ======   ======

(8) At December 31, 2002 and 2001, debt includes borrowings under the accounts receivable securitization program, referred to in note 6 above. At December 31, 2000 and 1999, such amounts were excluded from the balance sheet. Had these amounts been included in the balance sheet, total debt and total debt as a percentage of capitalization would have been $406.2 million and $375.4 million and 59.1% and 63.6%, respectively, at December 31, 2000 and 1999.

                                  AMETEK, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This report includes forward-looking statements based on the Company's current assumptions, expectations and projections about future events. When used in this report, the words "believes," "anticipates," "may," "expect," "intend," "estimate," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. In this report, we disclose important factors that could cause actual results to differ materially from management's expectations. For more information on these and other factors see "Forward-Looking Information" on pages A-17 and A-18.

     The following discussion and analysis of the Company's results of operations and financial condition should be read in conjunction with the "Selected Financial Data" and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix.

BUSINESS OVERVIEW

     AMETEK performed well in 2002 in what remains a difficult economic environment. In 2002, the Company posted record sales, operating income, net income, and diluted earnings per share. The Company benefited from its 2001 acquisitions, the aggressive management of its cost structure and a substantial reduction in its operating working capital. AMETEK is continuing to take the appropriate steps to size its business to the current economic environment. The Company also continues to achieve several major objectives under its four growth strategies: Strategic Acquisitions and Alliances, Global and Market Expansion, New Products, and Operational Excellence. Significant 2002 and recent events were:

     - Sales were $1.04 billion in 2002, an increase of 2.1% from 2001 despite weak economic conditions both domestically and internationally.

     - Continuing with the Company's global plan to lower its cost structure, Operational Excellence initiatives in 2002 included the ongoing transition of a portion of the Company's motor and instrument production to low-cost manufacturing facilities in Mexico as well as in China and the Czech Republic. The Company produced 17% of its products in low-cost locales in 2002.

     - A successful program to reduce operating working capital in 2002 resulted in strong cash flow from operations that totaled $104 million, a 3% increase from 2001. Inventories were lowered by $23.1 million, or 15%, since December 31, 2001. The major use of the Company's increased operating cash flow in 2002 was an $82.8 million reduction of debt. The reduction in debt continues to provide the Company with additional financing capability to, among other things, purchase new businesses.

     - The Company's shelf registration statement became effective in the fourth quarter of 2002, allowing for up to $300 million in additional financing through the potential issuance of a variety of debt and/or equity securities.

     - In a difficult economic environment, the Company continued its emphasis on investment in research, development and engineering, spending $46.8 million in 2002, an increase of 3.7% over 2001. Benefiting from its previous investment in research and development, new product sales increased 6.8% over 2001 to $111.9 million.

     - In mid January 2003, the Company completed the acquisition of Airtechnology Holdings Limited, significantly expanding its presence in high-end technical motors.

     - As of the end of February 2003, the Company acquired Solidstate Controls, Inc., adding complementary products for the process and power generation industries.

     - In mid March 2003, a new $50 million share repurchase program was authorized.

RESULTS OF OPERATIONS

     The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 2002, 2001, and 2000:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2002         2001         2000
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
NET SALES(1):
Electronic Instruments...................................  $  539,448   $  499,528   $  509,504
Electromechanical........................................     501,094      519,761      515,156
                                                           ----------   ----------   ----------
          Total net sales................................  $1,040,542   $1,019,289   $1,024,660
                                                           ==========   ==========   ==========
INCOME(2):
Segment operating income(3)(4):
  Electronic Instruments.................................  $   87,485   $   57,035   $   78,771
  Electromechanical......................................      80,225       70,638       77,560
                                                           ----------   ----------   ----------
          Total segment operating income.................     167,710      127,673      156,331
Corporate administrative and other expenses..............     (19,023)     (18,123)     (20,441)
                                                           ----------   ----------   ----------
Consolidated operating income............................     148,687      109,550      135,890
Interest and other expenses, net.........................     (25,789)     (25,188)     (29,752)
                                                           ----------   ----------   ----------
Consolidated income before income taxes..................  $  122,898   $   84,362   $  106,138
                                                           ==========   ==========   ==========

---------------

(1) After elimination of intra- and intersegment sales, which are not significant in amount.

(2) The amounts in 2001 include unusual charges of $23.3 million for cost realignment initiatives and asset writedowns.

(3) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

(4) 2002 excludes goodwill amortization (see "Operating Segment Results").

YEAR ENDED DECEMBER 31, 2002, COMPARED WITH YEAR ENDED DECEMBER 31, 2001.

  Results of Operations

     The Company reported sales for 2002 of $1,040.5 million, an increase of 2.1% from sales of $1,019.3 million in 2001, despite the difficult global economic environment, which continued to impact many of the Company's businesses. Net sales for the Electronic Instruments Group (EIG) were $539.4 million in 2002, an increase of 8.0% from sales of $499.5 million in 2001. The sales increase for EIG was due mainly to the 2001 acquisitions of Instruments for Research and Applied Science (IRAS) and EDAX, Inc., as well as strength in the Company's heavy-vehicle instruments business. These increases were partially offset by a continued decline in demand from most of the Group's other businesses, primarily aerospace and power instruments. Net sales for the Electromechanical Group (EMG) were $501.1 million in 2002, a decrease of 3.6% from sales of $519.8 million in 2001, due to continued weakness in the United States and European floor care markets, partially offset by the 2001 acquisition of GS Electric and currency translation gains from international businesses. Without the impact of the 2001 acquisitions, consolidated sales for 2002 would have been lower by 6.3% when compared with 2001. Total consolidated international sales were $353.4 million in 2002, an increase of 10.0% from sales of $321.2 million in 2001. Export shipments from the United States in 2002 were $192.0 million, an increase of 12.9% compared with $170.0 million in 2001.

     New orders for 2002 were $1,004.8 million, compared with $1,039.5 million for 2001, a decrease of $34.7 million or 3.3%, due to declines primarily in the aerospace and power instrument businesses resulting from softness in these markets, as well as the overall economic slowdown. The decline in orders was partially offset by orders from the 2001 acquisitions. The order backlog at December 31, 2002 was $240.9 million, compared with $276.6 million at December 31, 2001, a decrease of $35.7 million or 12.9% primarily in the aerospace, power instrument, and technical motor businesses.

     Total segment operating income increased to $167.7 million for 2002, an increase of 31.4%, compared with segment operating income of $127.7 million for 2001. Segment operating margins in 2002 were 16.1% of sales, an increase from 12.5% of sales in 2001. The higher operating income was primarily driven by the 2001 acquisitions and the non-amortization of goodwill, effective at the beginning of 2002. This increase was reduced somewhat by higher net pension costs resulting primarily from lower pension income from the Company's U.S. defined benefit pension plans. In 2003, the Company expects an increase in total pension expense of approximately $7.0 million pretax, due primarily to the recent decline in the market value of pension plan investments caused by the poor performance of the equity markets, as well as changes in actuarial assumptions at year-end 2002. In 2002, the Company continued to benefit from its aggressive cost reduction initiatives, which began in the second half of 2000. These initiatives include the continued migration of production to low-cost locales in Mexico, China and the Czech Republic and the lowering of its overall cost structure. Segment operating income in 2001 included a fourth-quarter unusual pretax charge to operations of $23 million ($15 million after tax, or $0.46 per diluted share). Before the 2001 fourth-quarter unusual charge, segment operating income was $150.7 million, and margins were 14.8% of sales.

     Selling, general, and administrative (SG&A) expenses were $104.8 million in 2002, compared with $98.7 million in 2001, an increase of $6.1 million or 6.2%. As a percentage of net sales, SG&A expenses were 10.1% in 2002, compared to 9.7% in 2001. The selling expense component, as a percentage of sales, increased to 8.3% in 2002, compared with 7.9% in 2001. The higher selling expense in 2002 was due to the 2001 acquisitions in EIG, which have a different overall cost structure than AMETEK's base businesses. Selling expense of base businesses decreased as a percentage of sales during 2002, reflecting the Company's continual focus on cost reduction initiatives.

     Corporate and other expenses were $19.0 million, or 1.8% of sales in 2002, an increase of $0.9 million or 5.0%, when compared with $18.1 million in 2001, but were unchanged as a percentage of sales. Higher insurance expense, pension costs, and professional fees in 2002 accounted for the increase in corporate expenses in 2002.

     After deducting corporate expenses, consolidated operating income was $148.7 million or 14.3% of sales, an increase of $39.1 million when compared with 2001 operating income of $109.6 million or 10.7% of sales. Before unusual charges in 2001, operating income was $132.8 million, or 13.0% of sales.

     Interest expense was $25.2 million in 2002, a decrease of 9.8% compared with $27.9 million in 2001. A lower average interest rate was the primary reason for the decrease in interest expense. Other expenses were $0.6 million for 2002, compared with other income of $2.7 million for 2001. The $3.3 million change resulted primarily from lower investment income from the Company's captive insurance subsidiary in 2002. The prior year also included interest income related to the tax benefits recognized in the fourth quarter of 2001.

     The effective tax rate for 2002 was 31.9% compared with 21.6% in 2001. The effective tax rate in 2002 was favorably impacted by the effect of not amortizing goodwill due to the adoption of SFAS No. 142, and the Company's tax planning initiatives. The lower tax rate in 2001 was primarily due to the recognition of $10.5 million in tax benefits resulting from the closure of a number of tax years by U.S. federal and state tax authorities. Before unusual charges and tax benefits, the 2001 effective tax rate was 33.2%.

     Net income for 2002 was $83.7 million, or $2.49 per diluted share, compared with net income for 2001 of $66.1 million, or $1.98 per diluted share, a 26.6% increase in net income. Net income in 2001 included goodwill amortization of $10.2 million after tax, or $0.30 per diluted share, and the net effect of the unusual items, previously mentioned.

  Operating Segment Results

     The ELECTRONIC INSTRUMENTS GROUP (EIG) sales were $539.4 million in 2002, an increase of 8.0% from 2001 sales of $499.5 million. The sales increase was primarily from the IRAS and EDAX acquisitions, as well as strength in the heavy-vehicle business. The Company believes the increase in heavy-vehicle instrument sales was due mainly to truck purchases in advance of more stringent federal emission standards that became effective October 1, 2002 and is considered to be an isolated event. Conditions remain weak in many of EIG's markets, especially in the aerospace, power instruments and heavy-vehicle markets. Without the recent acquisitions, EIG's 2002 sales would have decreased by 5.5% when compared with 2001.

     EIG's operating income for 2002 increased to $87.5 million from $57.0 million in 2001, an increase of $30.5 million, or 53.4%. The increase is the result of unusual charges recorded in the fourth quarter of 2001 resulting from headcount reductions, shifting production to low-cost locales and other expense reduction initiatives. EIG also benefited from the non-amortization of goodwill in 2002. EIG's pretax goodwill amortization in 2001 was $6.7 million. The Group's operating margins for 2002 improved to 16.2% from 11.4% in 2001. Without the 2001 unusual expenses, and goodwill amortization, the Group's operating income for 2002 would have shown an increase of $11.2 million, or 14.7% when compared with 2001.

     ELECTROMECHANICAL GROUP (EMG) sales were $501.1 million in 2002, a decrease of 3.6% from 2001 sales of $519.8 million. The sales decrease reflects the continued overall weakness in the Group's markets, led by continued softness in the floor care market. The 2001 acquisition of GS Electric and currency translation gains from international businesses partially offset the sales decline. Without the recent acquisition, EMG's sales would have decreased by 7.1%.

     EMG's operating income for 2002 increased to $80.2 million from $70.6 million in 2001, an increase of 13.6%. The increase is the result of unusual charges recorded in the fourth quarter of 2001, and improved operating margins resulting from headcount reductions, shifting production to low-cost locales and other expense reduction initiatives. EMG also benefited from the non-amortization of goodwill in 2002. EMG's pretax goodwill amortization in 2001 was $5.2 million. Group operating margins were 16.0% of sales in 2002, up from 13.6% of sales in 2001. Without the 2001 unusual expenses, and goodwill amortization, the Group's operating income would have decreased by $6.3 million, or 7.8%.

  Fourth Quarter Results

     Sales for the fourth quarter of 2002 were $252.6 million, compared with $237.3 million in the fourth quarter of 2001, an increase of $15.3 million, or 6.4%. The increase in sales was primarily driven by the IRAS acquisition, although the difficult global economic environment continued to impact many of the Company's businesses. Without the acquisition, 2002 sales increased slightly.

     Operating income for the fourth quarter of 2002 was $36.5 million, compared with $5.3 million for the fourth quarter of 2001, an increase of $31.2 million. Operating income was lower in the fourth quarter of 2001 primarily due to the recording of unusual expenses that totaled $23.3 million, of which $12.4 million was related to the costs of employee reductions, facility closures, and the continued migration of production to low-cost locales, and $10.9 million was related to asset writedowns. In the fourth quarter of 2002, the Company continued to benefit from the aggressive management of its cost structure, which began in the fourth quarter of 2000. The contribution from the acquisition of IRAS and the non-amortization of goodwill, which started at the beginning of 2002 also benefited the 2002 fourth quarter. Without the effect of unusual expenses in the fourth quarter of 2001, segment operating income for 2001 would have been $28.6 million.

     Selling, general and administrative expenses were $23.9 million in the fourth quarter of 2002, a decrease of $3.7 million or 13.4%, when compared with the fourth quarter of 2001. Selling expenses, as a percentage of sales, decreased to 7.6% in the fourth quarter of 2002, compared with 9.8% for the same period in 2001, which reflects the Company's continual focus on cost reduction initiatives, and the unusual charges in 2001. This decrease was partially offset by selling expenses related to the IRAS acquisition, acquired in December 2001. The 2001 fourth quarter included selling, general and administrative expenses of $2.7 million related to unusual charges.

     Corporate and other expenses for the fourth quarter of 2002 were $4.8 million, or 1.9% of sales, compared to $4.3 million, or 1.8% of sales in the fourth quarter of 2001. After deducting corporate expenses, consolidated operating income totaled $36.5 million or 14.4% of sales for the fourth quarter of 2002, compared with

$5.3 million, or 2.2% of sales for the fourth quarter of 2001. Before unusual charges, operating income in the fourth quarter of 2001 was $28.6 million, or 12.1% of sales.

     Interest expense was $5.7 million in the fourth quarter of 2002, compared with $6.6 million for the same quarter of 2001. The decrease of $0.9 million, or 13.6%, resulted from lower interest rates and debt levels.

     The fourth quarter 2002 provision for income taxes was $9.5 million compared to a tax benefit of $10.8 million in the fourth quarter of 2001. The 2001 fourth quarter results include a tax benefit of $10.5 million, from the closure of a number of tax years by U.S. federal and state tax authorities.

     Net income for the fourth quarter of 2002 totaled $21.3 million, or $0.63 per diluted share, an increase of $9.8 million, or 86.1% from the fourth quarter of 2001, when net income was $11.5 million, or $0.34 per diluted share. Before the unusual items, fourth quarter 2001 earnings were $16.2 million, or $0.48 per diluted share. Net income for the fourth quarter of 2001 included goodwill amortization of $2.7 million after tax, or $0.08 per diluted share.

YEAR ENDED DECEMBER 31, 2001, COMPARED WITH YEAR ENDED DECEMBER 31, 2000

  Results of Operations

     The Company reported sales for 2001 of $1,019.3 million, a decrease of 0.5% from sales of $1,024.7 million in 2000, caused by weak economic conditions which impacted most of the Company's businesses. Significantly offsetting the weak economic conditions were the contributions from the Company's 2001 and 2000 business acquisitions and strength in its aerospace and power instruments businesses. Without the acquisitions, sales for 2001 would have been 10% lower. EIG segment sales were $499.5 million in 2001, a decrease of 2.0% from sales of $509.5 million in 2000. Sales for EIG were lower largely due to a decline in demand from most of its businesses. Acquisitions and continued strength in the aerospace and power instruments businesses offset most of the Group's sales decline. EMG segment sales were $519.8 million in 2001, an increase of 0.9% from sales of $515.2 million in 2000 due to the sales contribution from acquisitions. The Group's sales increase was offset by adverse economic conditions and other competitive factors in the United States and European floor care markets. Total consolidated international sales were $321.2 million in 2001, a decrease of 1.1% from sales of $324.9 million in 2000. Export shipments from the United States in 2001 were $170.0 million, a decrease of 5.1% compared with $179.1 million in 2000.

     New orders for 2001 were $1,039.5 million, essentially unchanged from $1,037.6 million for 2000. The order backlog at December 31, 2001 was $276.6 million, compared with $256.4 million at December 31, 2000. New orders from acquisitions made by the Company during 2001 and increased orders from the aerospace and power instrument businesses were the primary reasons for the increase.

     Total segment operating income declined to $127.7 million for 2001, a decrease of 18.3%, compared with segment operating income of $156.3 million for 2000. Segment operating margins in 2001 were 12.5% of sales, a decrease from 15.3% of sales in 2000. The overall reduction in segment operating margins in 2001 was primarily due to fourth quarter unusual pretax charges to operations of $23 million ($15 million after tax, or $0.46 per diluted share). Partially offsetting the lower segment operating margins in 2001, was lower pension expense due primarily to use of the assumed return on pension investment assets. Before the unusual charge, segment operating margins for 2001 were 14.8%. These unusual charges are more fully discussed below under the "Fourth Quarter Results".

     Selling, general, and administrative (SG&A) expenses were $98.7 million in 2001, compared with $95.1 million in 2000, a $3.6 million increase due mainly to increased selling expenses from acquisitions completed in 2001. As a percentage of net sales, SG&A expenses were 9.7% in 2001, compared to 9.3% in 2000. Corporate administrative expenses decreased to $18.1 million in 2001, compared with $20.4 million in 2000, a decrease of $2.3 million, or 11.3%. The decrease in corporate expenses reflected the impact of corporate cost reduction activities primarily resulting from reduced information technology, consulting, and travel expenses. Corporate expenses for 2001 were 1.8% percent of sales, compared with 2.0% of sales for 2000.

     After deducting corporate administrative expenses, consolidated operating income was $109.6 million or 10.7% of sales, a decrease of $26.3 million when compared with 2000 operating income of $135.9 million or 13.3% of sales. Before unusual charges, operating income was $132.8 million, or 13.1% of sales.

     Interest expense was $27.9 million in 2001, a decrease of 4.4% compared with $29.2 million in 2000. Lower average interest rates, partially offset by higher average debt levels to finance acquisitions, were the primary reasons for the decrease in interest expense. Other income was $2.7 million for 2001, compared with other expense of $0.5 million for 2000. The improvement resulted primarily from interest income related to tax benefits recognized in the fourth quarter of 2001 and from increased gains on sales of marketable securities held by the Company's captive insurance subsidiary.

     The effective tax rate for 2001 was 21.6% compared with 35.4% in 2000. The lower tax rate in 2001 reflected the fourth quarter recognition of $10.5 million in tax benefits ($0.32 per diluted share) resulting from the closure of a number of open tax years by U.S. federal and state tax authorities, as well as higher tax credits associated with export sales. Before unusual charges and the tax benefits, the 2001 effective tax rate was 33.2%.

     Net income for 2001 was $66.1 million, or $1.98 per diluted share, compared with net income for 2000 of $68.5 million, or $2.11 per diluted share. The 3.5% decrease in net income was due primarily to the fourth quarter net effect of the unusual items, previously mentioned. Before the unusual items, earnings for 2001 were up 3.3% to $70.8 million, or $2.12 per diluted share.

 Fourth Quarter Results

     Sales for the fourth quarter of 2001 were $237.3 million, compared with $258.2 million in the fourth quarter of 2000, a decrease of $20.9 million, or 8.1%. The decrease in fourth quarter sales was the result of significantly weaker economic conditions, which impacted most of the Company's businesses. Without the acquisitions, sales for the fourth quarter of 2001 would have been 17% lower.

     Operating income for the fourth quarter of 2001 was $5.3 million, compared with $34.1 million for the fourth quarter of 2000, a decrease of $28.8 million or 84.4%. In response to weak economic conditions, in the fourth quarter of 2001, the Company recorded unusual expenses totaling $23.3 million of which $12.4 million is related to the costs of employee reductions, facility closures, the continued migration of production to low-cost locales, and $10.9 million related to asset writedowns. The asset writedowns related to receivables ($3.3 million), inventory ($6.1 million) and equipment ($1.5 million). The asset writedowns are primarily the result of the difficulties the economic environment has had on a number of the Company's customers. The annualized cost savings resulting from the severance and related actions are expected to be approximately $25 million. These cost reduction initiatives were a continuation of cost reduction programs that began in the fourth quarter of 2000, for which the Company recorded a $3.4 million pretax charge in that quarter, and continued during 2001.

     Also, the fourth quarter 2001 results included a tax benefit of $10.5 million ($0.32 per diluted share), resulting from the closure of a number of tax years by U.S. federal and state tax authorities. The tax benefits consisted of cash of $4.4 million and a non-cash benefit of $6.1 million. As a result of the tax benefit relating to the unusual charges, and the tax benefits discussed here, the Company reported a total income tax benefit of $10.8 million in the fourth quarter of 2001 compared with a tax provision of $9.2 million in the same period of 2000.

     Net income for the fourth quarter of 2001 totaled $11.5 million, or $0.34 per diluted share, a decrease of $5.8 million, or 33.5% from the fourth quarter of 2000 net income of $17.2 million, or $0.53 per diluted share. Before the unusual items, fourth quarter 2001 earnings were $16.2 million, or $0.48 per diluted share.

  Operating Segment Results

     EIG sales were $499.5 million in 2001, a decrease of 2.0% from 2000 sales of $509.5 million. The continued economic slowdown impacted most of the EIG Group's businesses and was partially offset by the sales contribution of the Company's 2001 and 2000 acquisitions and the strength of the aerospace and power instruments businesses.

     EIG's operating income for 2001 decreased to $57.0 million from $78.7 million in 2000, a decrease of $21.7 million, or 27.6%. Lower base business sales caused by weak economic conditions, and significant unusual charges for inventory writedowns, receivable losses related to a bankrupt customer, cost realignment and employee severance related activities in the fourth quarter of 2001 drove the lower operating income. The Group's operating margins for 2001 declined to 11.4% from 15.5% in 2000. Without the unusual expenses, the Group's operating income for 2001 would have been $69.5 million, a decrease of $9.3 million, or 13.9% of sales, compared with 2000.

     EMG's sales for 2001 were $519.8 million, an increase of 0.9%, from sales of $515.2 million in 2000. The 2001 and 2000 acquisitions drove the year-to-year increase in sales. Weakness in the North American and European floor care markets, along with lower sales of specialty metal products offset most of the sales increase from acquisitions.

     EMG's operating income for 2001 decreased to $70.6 million from $77.6 million in 2000, an 8.9% decrease. Lower profits were the result of significant unusual expenses associated with cost reduction activities in the fourth quarter of 2001 related primarily to employee severance activities, inventory writedowns, losses on receivables due to customer bankruptcies, and the writedown of certain machinery and equipment. Group operating margins were 13.6% of sales in 2001 down from 15.1% of sales in 2000. Without the unusual expenses, the Group's operating income would have increased to $81.3 million, an increase of $3.7 million, or 15.6% of sales.

LIQUIDITY AND CAPITAL RESOURCES

     In 2002, cash provided by operating activities totaled $103.7 million, compared with $101.1 million (before accounts receivable securitization transactions) for 2001, an increase of $2.6 million. The $2.6 million increase in operating cash flow was the result of higher earnings and a strong focus on reducing operating working capital. At December 31, 2002, inventories were lower by $23.1 million, or 15.1% and receivables were lower by $5.8 million or 3.2% compared with December 31, 2001. The 2001 inventory balance included a build-up of inventories to protect customers during the Company's movement of certain production to low-cost manufacturing facilities. Those movements are continuing, and some inventory build-up at certain locations remain in place. Strong operating cash flow during 2002 allowed the Company to repay $82.8 million in debt and to contribute $30.3 million to its U.S. defined benefit pension plans, including a $19.6 million contribution late in the fourth quarter of 2002. The Company's after-tax cash expenditures for 2002, relating to its fourth quarter 2001 accrual for cost reduction initiatives, were $4.1 million. The remaining $2.9 million in after-tax cash expenditures is expected to be expended for the intended programs by the first half of 2004. Free cash flow (net income, plus depreciation and amortization, less capital spending and dividends) was $91.4 million in 2002, compared with $75.3 million in 2001. Free cash flow and EBITDA (presented elsewhere in this report) are presented because the Company is aware that they are important measures that are used by third parties in evaluating the Company.

     In connection with its accounts receivable securitization program in 2001, the Company recorded $45.0 million of securitized accounts receivable and short-term borrowings of a special-purpose subsidiary. After deducting this item, cash generated by operating activities in 2001 totaled $56.1 million.

     Cash used for investing activities was $19.7 million for 2002, compared with $152.5 million of cash used in 2001. In 2001, the Company purchased three businesses for $131.8 million. The Company acquired GS Electric in May 2001, EDAX in July 2001 and IRAS in December 2001. Additions to property, plant and equipment totaled $17.4 million in 2002, compared with $29.4 million in 2001.

     Cash used for financing activities totaled $84.6 million in 2002, compared with cash provided of $103.3 million in 2001. In 2002 net short-term borrowings decreased by $59.0 million, and long-term borrowings decreased $23.8 million. These decreases reflect the partial use of the strong operating cash inflows for 2002 to pay down debt outstanding under the revolving credit facility. In 2001, short-term borrowings increased $37.7 million and long-term debt had a net increase of $72.6 million. The 2001 increases were for borrowings to fund the 2001 acquisitions and the accounts receivable securitization transaction discussed above.

     Repurchases of the Company's common stock in 2002 totaled $7.3 million for 236,900 shares, compared with $11.6 million for 440,000 shares acquired in 2001. Subsequent to December 31, 2002, the Company repurchased an additional 190,000 shares of its common stock for approximately $5.8 million. The share repurchases were made under a 1998 $50 million share repurchase program. On March 12, 2003, the Company's Board of Directors authorized a new $50 million share repurchase program, adding to the $2.5 million remaining balance from the 1998 program. Under the 1998 program, $47.5 million was used for share repurchases. As of March 12, 2003, $52.5 million was approved for future share repurchases. Net cash proceeds from the exercise of employee stock options and other items, net, totaled $13.4 million in 2002, compared with $12.5 million in 2001.

     At December 31, 2002, total debt outstanding was $390.1 million compared with $470.8 million at December 31, 2001. The Company's debt agreements contain various covenants including limitations on indebtedness, dividend payments and maintenance of certain financial ratios. At December 31, 2002 and 2001, the Company was within the allowable limits of the financial ratios. Debt as a percentage of capitalization decreased to 48.1% at December 31, 2002 from 58.4% at December 31, 2001. EBITDA (income before income taxes, interest expense, interest income, depreciation and amortization) in 2002 was $180.4 million, compared with $178.0 million for 2001 before unusual items. The Company's debt-to-EBITDA ratio (computed in accordance with the credit agreement), was 2.2 to 1 at December 31, 2002, compared with 2.4 to 1 at the prior year-end, and EBITDA covered interest expense 7.2 times in 2002 compared with 6.4 times in 2001.

  Contractual Cash Obligations

     The following table summarizes AMETEK's contractual cash obligations at December 31, 2002 and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

                                                                    PAYMENTS DUE
                                                    ---------------------------------------------
                                                               LESS     ONE TO   FOUR TO   AFTER
                                                               THAN     THREE     FIVE      FIVE
                                                    TOTAL    ONE YEAR   YEARS     YEARS    YEARS
                                                    ------   --------   ------   -------   ------
                                                                    (IN MILLIONS)
Debt:
  7.2% Senior Notes...............................  $225.0    $  --     $  --     $  --    $225.0
  Revolving credit loans (a)......................    88.0       --        --      88.0        --
  Other indebtedness (b)..........................    77.1      7.4      68.0       0.5       1.2
                                                    ------    -----     -----     -----    ------
  Total debt......................................   390.1      7.4      68.0      88.5     226.2
Non-cancellable operating leases..................    21.4      4.6       7.2       4.8       4.8
Employee severance................................     4.6      2.8       1.8        --        --
                                                    ------    -----     -----     -----    ------
          Total...................................  $416.1    $14.8     $77.0     $93.3    $231.0
                                                    ======    =====     =====     =====    ======

---------------

(a) Although not contractually obligated, the Company expects to have the capability to repay this obligation in less than four years as permitted in the credit agreement. Accordingly, $38 million is classified as short-term borrowings and the remaining $50 million is considered long-term debt at December 31, 2002.

(b) Amount includes $65 million under the accounts receivable securitization program, which is classified as short-term borrowings at December 31, 2002.

  Other Commitments

     The Company has standby letters of credit of approximately $21.4 million related to performance and payment guarantees. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material.

     The Company may, from time to time, redeem, tender for, or repurchase its long-term debt in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

     As a result of all of the Company's cash flow activities, cash and cash equivalents decreased $0.6 million in 2002 to $13.5 million at year-end, compared with $14.1 million at December 31, 2001. The Company also had available borrowing capacity of $190.6 million under its $300 million revolving bank credit facility at December 31, 2002, and $10.0 million under its accounts receivable securitization agreement. The Company believes it has sufficient cash-generating capability and available financing alternatives to enable it to meet its needs for the foreseeable future. The Company's shelf registration statement, filed with the Securities and Exchange Commission, became effective in October 2002 and allows for up to $300 million in additional equity or debt financing.

TRANSACTIONS WITH RELATED PARTIES

     The Company has a business relationship with the law firm of Stroock & Stroock & Lavan LLP. A partner of this firm is a member of the Company's Board of Directors. The investment banking firm of American Securities, L.P. rendered financial advisory, investment management, and other services to the Company. Three managing directors of American Securities, L.P. are members of the Company's Board of Directors.

     In 2002, Stroock & Stroock & Lavan LLP, and American Securities, L.P., and its affiliates billed fees to the Company in the aggregate for services rendered of $200,000 and $270,000, respectively. Beginning in 2003, the Company will no longer utilize the services of American Securities, L.P. and its affiliates.

CRITICAL ACCOUNTING POLICIES

     The Company has identified its most critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company's financial condition and results of operations, and require the use of complex and subjective estimates based upon past experience and management's judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from these estimates. The consolidated financial statements and related notes contain information that is pertinent to the Company's accounting policies and to management's discussion and analysis. The information that follows represents additional specific disclosures about the Company's accounting policies regarding risks, estimates, subjective decisions, or assessments where materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Disclosure of the Company's significant accounting policies can be found in Note 1 of "Notes to Consolidated Financial Statements," included elsewhere in this report.

     - Revenue Recognition. The Company recognizes revenues in accordance with invoice terms, generally when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company's option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience. At December 31, 2002 and 2001, the accrual for future warranty obligations was $6.4 million and $7.7 million, respectively. If actual future sales returns, allowances and warranty amounts are higher than past experience, additional amounts may be required.

     - Inventories. The Company uses the last-in, first-out (LIFO) method of accounting for most inventories. Inventories reported on the Company's balance sheet are conservatively valued. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $27.0 million and $29.1 million higher than the amount reported in the balance sheet at December 31, 2002 and 2001, respectively.

     - Goodwill and Intangible Assets. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Accordingly, the Company ceased amortization of all goodwill and intangible assets with indefinite lives as of January 1, 2002. Intangible assets with finite lives will continue to be amortized over their useful lives.

         SFAS No. 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit's net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The determination of the fair value of the Company's reporting units is based, among other things, on estimates of future operating performance of the reporting unit being valued. The Company is required to complete the impairment test for goodwill and record any resulting impairment losses annually. Changes in market interest rates and other conditions may have an impact on these estimates. The Company's acquisitions have generally included a large goodwill component and the Company expects to continue to make acquisitions. At December 31, 2002, goodwill totaled $391.9 million or 38% of the Company's total assets. The Company's transitional impairment test that resulted from adoption of SFAS 142 early in 2002, and the required annual impairment test in the fourth quarter of 2002, determined that the Company's goodwill was not impaired.

     - Pensions. The Company accounts for its defined benefit pension plans in accordance with SFAS No. 87, "Employers' Accounting for Pensions", which requires that amounts recognized in financial statements be determined on an actuarial basis. The most significant elements in determining the Company's pension income or expense are pension liability discount rates and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the year-end valuation date. At the end of each year, the Company determines the discount rate to be used to discount plan liabilities. In estimating this rate, the Company looks to rates of return on high-quality, fixed-income investments. The discount rate used in determining the 2002 pension cost was 7.25% for U.S. defined benefit pension plans. The discount rate used for determining the funded status of the plans at December 31, 2002, and determining the 2003 U.S. defined benefit pension plan cost is 6.75%. The Company has assumed that the expected long-term rate of return on plan assets for the 2003 pension expense will be 8.90%, down from 9.25% used for 2002. The rate of compensation increase used in determining the 2002 pension cost was 4.0% for U.S. defined benefit pension plans and 3.5% for the 2003 pension cost for U.S. defined benefit plans. The net effect of changes in the discount rate, as well as the effect of differences between the expected return and the actual return on plan assets which have been deferred and are subject to amortization totaled $74.9 million at December 31, 2002, and will ultimately affect future pension costs. For the year ended December 31, 2002, the Company recognized consolidated pretax pension income of $1.2 million from its defined benefit pension plans, compared with pension income of $4.7 million from these plans in 2001. Due primarily to the continued depressed equity security markets in 2002 and changes in the assumed discount rate and long-term rate of return, the Company anticipates significantly higher pension expense by approximately $7 million in 2003. The Company contributed a total of $30.3 million to its U.S. defined benefit pension plans during 2002, including a $19.6 million cash contribution late in the fourth quarter of 2002. Based on information available to the Company at December 31, 2002, the Company does not expect a significant pension contribution in 2003.

     - Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its past experience. If the financial condition of the Company's customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables at December 31, 2002 was $7.2 million, compared with $7.6 million at December 31, 2001.

NEW ACCOUNTING STANDARDS

     Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Had the Company not amortized goodwill during the years 2001 and 2000, net income for 2001 and 2000 would have been approximately $10.2 million and $9.2 million higher respectively, than the reported amounts. Diluted earnings per share would have been $0.30 and $0.28 higher in 2001 and 2000, respectively. Pursuant to SFAS No. 142, the Company was required to complete a transitional impairment test of goodwill in the initial year of adopting the standard, with any impairment charges recorded as a cumulative effect of a change in accounting principle. Additionally, the Company completed its annual impairment test in the fourth quarter of 2002. Both tests determined that no impairment existed.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. Statement No. 143 is effective January 1, 2003 for the Company. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 143 will have on its consolidated results of operations, financial position, or cash flows.

     Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires an impairment loss to be recognized only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted future cash flows. Adoption of SFAS No. 144 had no effect on the Company's consolidated results of operations, financial position, or cash flows.

     In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 must be applied in fiscal years beginning after May 15, 2002 (January 1, 2003 for the Company). The Company has early adopted this statement for the year ended December 31, 2002. In 1998, the Company recorded a loss on the early extinguishment of debt that was previously classified as an extraordinary item in its 5-year Selected Financial Data table on page 13. As of December 31, 2002, such loss has been reclassified to interest expense in the 5-year table previously mentioned. The adoption of this Statement will have no effect on the Company's consolidated results of operations, financial position, or cash flows.

     In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". Statement No. 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity

(including Certain Costs Incurred in a Restructuring)." Among other things, Statement No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date of an entity's commitment to an exit plan, as under EITF Issue No. 94-3. Statement No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption of this statement to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

     In December 2002, the Financial Accounting Standards Board issued Statement No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosures", which amended FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement No. 148 provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. Statement No. 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosure in the financial statements about the effects of stock-based compensation. Statement No. 148 is effective for fiscal years ended after December 15, 2002. Accordingly, the Company has adopted the annual disclosure provisions of Statement No. 148 in its financial statements for the year ended December 31, 2002. The Company will implement Statement No. 148 effective January 1, 2003 regarding disclosure requirements for condensed financial statements for interim periods. As provided by Statements No. 123 and 148, the Company has chosen to continue use of the accounting method under APB 25 and the related interpretations to account for the Company's stock compensation plans. As adoption of Statement No. 148 only involves disclosures by the Company, there is no impact from its adoption on the Company's results of operations, financial position, or liquidity.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" (FIN No. 45). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting, by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. The disclosure provisions of FIN No. 45 are effective for the Company as of December 31, 2002. The Company has guarantees and claims arising during the course of its business operations. The Company accrues for losses under these arrangements when they become probable and estimable. The initial recognition and measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Company is currently evaluating what impact, if any, adoption of FIN No. 45 will have on its consolidated results of operations, financial position, or cash flows.

INTERNAL REINVESTMENT

  Capital Expenditures

     Capital expenditures were $17.4 million for 2002, compared with $29.4 million for 2001. Approximately 61% of the expenditures in 2002 were for equipment to increase productivity and expand capacity. The Company's 2003 capital expenditures are expected to increase when compared with 2002 levels, with a continuing emphasis on spending to improve productivity and expand low-cost manufacturing facilities.

  Product Development and Engineering

     Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses were $46.8 million in 2002, an increase from $45.2 million in 2001, and $45.9 million in 2000. Included in the amounts above are net expenses for research and development of $23.7 million for 2002, $22.6 million for 2001, and $23.8 million for 2000.

  Environmental Matters

     Certain historic processes in the manufacture of previous AMETEK products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, the Company has been named a Potentially Responsible Party (PRP) regarding waste remediation at several non-AMETEK sites that are the subject of government-mandated cleanups. In addition to these non-AMETEK sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its manufacturing locations and for claims and proceedings against the Company with respect to other environmental matters once the Company has determined that a loss is probable and estimable. Total environmental reserves at December 31, 2002 and 2001 were approximately $7 million and $9 million, respectively. In 2002, the Company spent approximately $2 million on such environmental matters, compared with approximately $1 million in 2001. The Company also has agreements with former owners of certain of its acquired businesses as well as new owners of previously owned businesses under which the Company and former owners have retained or assumed and agreed to indemnify the other party against certain environmental and other liabilities under certain circumstances. The Company and some of the other parties carry insurance coverage for some environmental matters. To date, those parties have met their obligation in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligation in the future. However, if the Company were required to record a liability with respect to all, or a portion of, such matters on its balance sheet, the amount of the liability would not be significant. In the opinion of management, based upon presently available information and past experience related to such matters, either adequate provision for probable costs has been made, or the ultimate cost resulting from these actions are not expected to materially affect the consolidated financial position, results of operations, or cash flow of the Company.

IMPACT OF INFLATION

     The Company attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In addition, the Company uses the last-in, first-out (LIFO) method of accounting for most inventories (whereby the cost of products sold approximates current costs), and therefore, the impact of inflation is substantially reflected in operating costs. In general, the Company believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on operations.

MARKET RISK

     The Company's primary exposures to market risk are fluctuations in interest rates on its short-term debt, and in foreign currency exchange rates.

     The Company's long-term debt is fixed-rate debt and its short-term debt is variable-rate debt. These financial instruments are more fully described in the notes to the financial statements.

     The foreign currencies to which the Company has the most significant exchange rate exposure include the euro, the Japanese yen, and the British pound sterling. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the use of local borrowings in the foreign country affected. The effect of translating foreign subsidiaries' balance sheets into U.S. dollars is included in other comprehensive income, within stockholders' equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company.

     Based on a hypothetical ten percent adverse movement in either interest rates or foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

FORWARD-LOOKING INFORMATION

     Certain matters discussed in this Form 10-K are "forward-looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various important factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause, the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

     - The current economic slowdown, or unforeseen price reductions in the Company's global market segments, with adverse effects on profit margins.

     - Acts of war, terrorism or natural disasters.

     - The Company's inability to continue achieving its cost reduction objectives, due in part to varying prices and availability of certain raw materials and semifinished materials and components.

     - Underutilization of the Company's existing factories and plants, or plant expansions or new plants, possibly resulting in production inefficiencies.

     - Higher than anticipated, or unanticipated start-up expenses and production delays at new plants.

     - The unanticipated expenses of divesting businesses, or of assimilating newly acquired businesses into the Company's business structure, as well as the impact of unusual expenses from business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control.

     - The increased cost or inability to obtain property and liability insurance due to uncertainty in worldwide insurance and reinsurance markets.

     - The potential writeoff of substantial goodwill and other intangible assets.

     - Unpredictable delays or difficulties in the development of key new product programs, and the risk of not recovering major research and development expenses, and/or the risks of major technological shifts away from the Company's technologies and core competencies.

     - A prolonged slowing of the growth rate in the U.S. and Europe for electric motor products, aerospace, heavy-vehicle and process instrumentation, as well as a restriction in the ability of heavy-vehicle manufacturers to secure components manufactured by outside suppliers.

     - Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

     - The effects, in the United States and abroad, of changes in trade practices; monetary and fiscal policies; laws and regulations; other activities of governments, agencies and similar organizations, such as trade restrictions or prohibitions; and social and economic conditions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes and the ability or inability of the Company to obtain, or hedge, foreign currencies, foreign currency exchange rates and fluctuation in those rates. This would include extreme currency fluctuations; protectionism and confiscation of assets; nationalizations; unstable governments and legal systems; and intergovernmental disputes.

     - Variation in the level of orders booked, which can be affected by general economic conditions, intensity of competition and continued marketplace acceptance of products.

     - Increased environmental compliance costs, and the potential costs associated with asbestos-related litigation.

The Company believes that it has the product offerings, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

                              REPORT OF MANAGEMENT

     Management has prepared and is responsible for the integrity of the consolidated financial statements and related information included herein. The statements are prepared in conformity with accounting principles generally accepted in the United States consistently applied and include certain amounts based on management's best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

     In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. Management uses its best judgment in balancing the benefits of the system with its cost. Management believes that the Company's system of internal control is effective and adequate to accomplish the above-described objectives.

     The Company's independent auditors, Ernst & Young LLP, are engaged to render an opinion as to whether management's financial statements present fairly, in all material respects, the Company's financial position and operating results. Their report is included on the next page.

     The Audit Committee of the Board of Directors, which is composed solely of Directors who are not employees of the Company, meets with the independent auditors, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The Report of the Audit Committee is included in this proxy statement. Both the independent auditors and internal auditors have direct access to the Audit Committee.

     Management recognizes its responsibility for conducting the Company's activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in key policy statements publicized throughout the Company.

                                          -s- John J. Molinelli Signature
                                                    John J. Molinelli
                                               Executive Vice President --
                                                 Chief Financial Officer

January 28, 2003

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of AMETEK, Inc.

     We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2 to the consolidated financial statements, AMETEK, Inc. changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

                                          -s- ERNST & YOUNG LLP
                                          --------------------------------

Philadelphia, PA
January 28, 2002

                                  AMETEK, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                               2002           2001           2000
                                                           ------------   ------------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
NET SALES................................................   $1,040,542     $1,019,289     $1,024,660
                                                            ----------     ----------     ----------
Expenses:
  Cost of sales (excluding depreciation).................      754,571        777,919        761,548
  Selling, general and administrative....................      104,816         98,655         95,147
  Depreciation...........................................       32,468         33,165         32,075
                                                            ----------     ----------     ----------
          Total expenses.................................      891,855        909,739        888,770
                                                            ----------     ----------     ----------
OPERATING INCOME.........................................      148,687        109,550        135,890
Other income (expenses):
  Interest expense.......................................      (25,181)       (27,913)       (29,203)
  Other, net.............................................         (608)         2,725           (549)
                                                            ----------     ----------     ----------
Income before income taxes...............................      122,898         84,362        106,138
Provision for income taxes...............................       39,200         18,251         37,606
                                                            ----------     ----------     ----------
Net income...............................................   $   83,698     $   66,111     $   68,532
                                                            ==========     ==========     ==========
Basic earnings per share.................................   $     2.54     $     2.01     $     2.13
                                                            ==========     ==========     ==========
Diluted earnings per share...............................   $     2.49     $     1.98     $     2.11
                                                            ==========     ==========     ==========
Average common shares outstanding:
  Basic shares...........................................       32,918         32,838         32,131
                                                            ==========     ==========     ==========
  Diluted shares.........................................       33,627         33,445         32,534
                                                            ==========     ==========     ==========

                            See accompanying notes.

                                  AMETEK, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   13,483   $   14,139
  Marketable securities.....................................       8,320        8,215
  Receivables, less allowance for possible losses...........     175,230      181,031
  Inventories...............................................     129,451      152,525
  Deferred income taxes.....................................      10,005       10,096
  Other current assets......................................      14,080       13,341
                                                              ----------   ----------
          Total current assets..............................     350,569      379,347
Property, plant and equipment, net..........................     204,329      214,494
Goodwill, net of accumulated amortization...................     391,947      387,420
Other assets................................................      83,161       58,231
                                                              ----------   ----------
          Total assets......................................  $1,030,006   $1,039,492
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................  $  110,422   $  167,399
  Accounts payable..........................................      81,108       86,707
  Income taxes payable......................................       3,287        1,541
  Accrued liabilities.......................................      66,603       80,503
                                                              ----------   ----------
          Total current liabilities.........................     261,420      336,150
Long-term debt..............................................     279,636      303,434
Deferred income taxes.......................................      41,233       33,496
Other long-term liabilities.................................      27,536       31,354
Stockholders' equity :
  Preferred stock, $0.01 par value; authorized: 5,000,000
     shares; none issued....................................          --           --
  Common stock, $0.01 par value; authorized: 100,000,000
     shares; issued: 2002 -- 33,883,179 shares;
     2001 -- 33,412,873 shares..............................         339          334
  Capital in excess of par value............................      14,045          683
  Retained earnings.........................................     464,731      388,929
  Accumulated other comprehensive losses....................     (34,719)     (37,023)
  Less: Cost of shares held in treasury: 2002 -- 816,057
     shares;
     2001 -- 596,643 shares.................................     (24,215)     (17,865)
                                                              ----------   ----------
          Total stockholders' equity........................     420,181      335,058
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $1,030,006   $1,039,492
                                                              ==========   ==========

                            See accompanying notes.

                                  AMETEK, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                2002                            2001                            2000
                                    -----------------------------   -----------------------------   -----------------------------
                                    COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE   STOCKHOLDERS'
                                       INCOME          EQUITY          INCOME          EQUITY          INCOME          EQUITY
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                                                           (IN THOUSANDS)
CAPITAL STOCK
Preferred Stock, $.01 par value...                    $     --                        $     --                        $     --
                                                      --------                        --------                        --------
Common Stock, $.01 par value......
Balance at the beginning of the
 year.............................                         334                             334                             334
Shares issued.....................                           5                              --                              --
                                                      --------                        --------                        --------
 Balance at the end of the year...                         339                             334                             334
                                                      --------                        --------                        --------
CAPITAL IN EXCESS OF PAR VALUE
Balance at the beginning of the
 year.............................                         683                           2,248                           2,041
Employee stock option, savings and
 award plans......................                      13,362                          (1,565)                            207
                                                      --------                        --------                        --------
 Balance at the end of the year...                      14,045                             683                           2,248
                                                      --------                        --------                        --------
RETAINED EARNINGS
Balance at the beginning of the
 year.............................                     388,929                         330,696                         269,861
Net income........................     $83,698          83,698         $66,111          66,111         $68,532          68,532
                                       -------                         -------                         -------
Cash dividends paid...............                      (7,896)                         (7,878)                         (7,697)
                                                      --------                        --------                        --------
 Balance at the end of the year...                     464,731                         388,929                         330,696
                                                      --------                        --------                        --------
ACCUMULATED OTHER COMPREHENSIVE
 LOSSES(1)
Foreign currency translation:
Balance at the beginning of the
 year.............................                     (32,891)                        (30,467)                        (26,292)
Translation adjustments...........      10,462          10,462          (2,424)         (2,424)         (4,175)         (4,175)
                                                      --------                        --------                        --------
 Balance at the end of the year...                     (22,429)                        (32,891)                        (30,467)
                                                      --------                        --------                        --------
Minimum pension liability
 adjustment:
Balance at the beginning of the
 year.............................                      (4,680)                           (169)                           (280)
Adjustments during the year.......      (7,600)         (7,600)         (4,511)         (4,511)            111             111
                                                      --------                        --------                        --------
 Balance at the end of the year...                     (12,280)                         (4,680)                           (169)
                                                      --------                        --------                        --------
Valuation adjustments for
 marketable securities and other:
Balance at the beginning of the
 year.............................                         548                             471                            (823)
 (Increase) decrease in marketable
   securities(2)..................        (558)           (558)             77              77           1,294           1,294
                                       -------        --------         -------        --------         -------        --------
 Balance at the end of the year...                         (10)                            548                             471
                                                      --------                        --------                        --------
Total other comprehensive income
 (loss) for the year..............       2,304                          (6,858)                         (2,770)
                                       -------                         -------                         -------
Total comprehensive income for the
 year.............................     $86,002                         $59,253                         $65,762
                                       =======                         =======                         =======
Accumulated other comprehensive
 loss at the end of the year......                     (34,719)                        (37,023)                        (30,165)
                                                      --------                        --------                        --------
TREASURY STOCK
Balance at the beginning of the
 year.............................                     (17,865)                        (22,275)                        (28,625)
Employee stock option, savings and
 award plans......................                         996                          16,038                           7,961
Purchase of treasury stock........                      (7,346)                        (11,628)                         (1,611)
                                                      --------                        --------                        --------
 Balance at the end of the year...                     (24,215)                        (17,865)                        (22,275)
                                                      --------                        --------                        --------
 Total Stockholders' Equity.......                    $420,181                        $335,058                        $280,838
                                                      ========                        ========                        ========

---------------

(1) Amounts presented are net of tax based on an average tax rate of 35%, except for foreign currency translation adjustments, which are presented on a pretax basis.

(2) Includes reclassification adjustment for (losses) gains included in net income for 2002, 2001, and 2000 of $(0.1) million, $0.6 million, and $0.3 million, respectively.

                            See accompanying notes.

                                  AMETEK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2002       2001        2000
                                                             --------   ---------   ---------
                                                                      (IN THOUSANDS)
CASH PROVIDED BY (USED FOR):
Operating activities:
  Net income...............................................  $ 83,698   $  66,111   $  68,532
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................    32,950      46,450      43,257
     Deferred income taxes.................................    10,954       3,681       6,430
     Changes in assets and liabilities (net of
       acquisitions):
       Decrease (increase) in receivables..................     9,966      25,082     (16,782)
       Decrease (increase) in inventories and other current
          assets...........................................    23,546      (6,139)     (6,622)
       Decrease in payables, accruals, and income taxes....   (20,754)    (24,422)     (4,390)
       Decrease in other long-term liabilities.............       (71)     (6,537)    (14,866)
       Pension contribution................................   (30,250)     (1,866)     (1,056)
     Other.................................................    (6,376)     (1,226)      4,221
                                                             --------   ---------   ---------
  Total operating activities (before receivable
     securitization transactions)..........................   103,663     101,134      78,724
  (Decrease) increase in accounts receivable sold..........        --     (45,000)      1,000
                                                             --------   ---------   ---------
Total operating activities.................................   103,663      56,134      79,724
                                                             --------   ---------   ---------
Investing activities:
  Additions to property, plant and equipment...............   (17,374)    (29,415)    (29,554)
  Purchase of businesses...................................        --    (131,793)    (81,017)
  Other....................................................    (2,355)      8,684       3,171
                                                             --------   ---------   ---------
Total investing activities.................................   (19,729)   (152,524)   (107,400)
                                                             --------   ---------   ---------
Financing activities:
  Net change in short-term borrowings......................   (59,012)     37,747      25,154
  Additional long-term borrowings..........................        --      73,321       3,003
  Reduction in long-term borrowings........................   (23,751)       (721)       (271)
  Repurchases of common stock..............................    (7,346)    (11,628)     (1,611)
  Cash dividends paid......................................    (7,896)     (7,878)     (7,697)
  Proceeds from stock options and other....................    13,415      12,501       7,649
                                                             --------   ---------   ---------
Total financing activities.................................   (84,590)    103,342      26,227
                                                             --------   ---------   ---------
(Decrease) increase in cash and cash equivalents...........      (656)      6,952      (1,449)
Cash and cash equivalents:
  Beginning of year........................................    14,139       7,187       8,636
                                                             --------   ---------   ---------
  End of year..............................................  $ 13,483   $  14,139   $   7,187
                                                             ========   =========   =========

                            See accompanying notes.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

     The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the "Company"), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation. The Company's investment in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities, and Other Investments

     All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2002 and 2001, all of the Company's equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as "available-for-sale", although the Company may hold fixed-income securities until their maturity dates. The aggregate market value of such securities at December 31, 2002 and 2001 was:
2002 - $13.9 million ($14.0 million amortized cost) and 2001 - $16.6 million ($16.3 million amortized cost). The temporary unrealized gain or loss on such securities is recorded as a separate component of other comprehensive income (in stockholders' equity), and is not material. The Company's other investments are accounted for by the equity method.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) value over the LIFO value at December 31, 2002 and 2001 was $27.0 million and $29.1 million, respectively.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

Revenue Recognition

     The Company generally recognizes revenue when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company's option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience, and are adjusted periodically to reflect actual expenses. At December 31, 2002 and 2001, the accrual for future warranty obligations was $6.4 million and $7.7 million, respectively.

                                  AMETEK, INC.

Research and Development

     Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2002 - $23.7 million, 2001 - $22.6 million, and 2000 - $23.8 million.

Earnings Per Share

     The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. The calculation of diluted earnings per share includes the effect of all potentially dilutive securities (primarily outstanding common stock options). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

                                                               2002     2001     2000
WEIGHTED AVERAGE SHARES (IN THOUSANDS):                       ------   ------   ------
Basic shares................................................  32,918   32,838   32,131
Stock option and award plans................................     709      607      403
                                                              ------   ------   ------
Diluted shares..............................................  33,627   33,445   32,534
                                                              ======   ======   ======

Foreign Currency Translation

     Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date, and their results of operations are translated using average exchange rates for the year.

     Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) and SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosures, which amends SFAS 123, encourage entities to recognize compensation expense for stock-based employee compensation plans at fair value, but provide the option of measuring compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for stock-based compensation in accordance with APB 25. The exercise price of stock options, set at the time of the grant, is not less than the fair market value per share at the date of the grant. Had the Company applied the fair value recognition provisions of SFAS 123, pretax stock-based compensation expense would have increased $4.5 million, $3.2 million, and $2.9 million for 2002, 2001, and 2000, respectively. Diluted earnings per share would have been lower by $0.07, $0.05, and $0.05 for the respective years. Options generally have a four-to-ten year vesting period from date of grant. Note 7 presents pro forma results of operations as if SFAS 123 had been used to account for stock-based compensation plans.

Derivative Financial Instruments

     The Company makes limited use of derivative financial instruments to manage interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for speculative purposes. Interest rate swap and cap agreements are sometimes used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company's exposure to rising interest rates. There were no interest rate swap or cap agreements in place at or during December 31, 2002 and 2001. Foreign currency option contracts, foreign currency exchange contracts, and foreign currency swap agreements may be entered into to mitigate the translation exposure from

                                  AMETEK, INC.

investments in certain foreign subsidiaries. Foreign currency forward contracts are entered into from time-to-time to hedge specific firm commitments for certain export sales, thereby minimizing the Company's exposure to foreign currency fluctuation. These contracts may be entered into for periods generally not to exceed one year. When present, all derivative financial instruments are accounted for in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was adopted by the Company on January 1, 2001. There are no carrying amounts related to derivative financial instruments in the consolidated balance sheet and the Company had no derivatives outstanding at December 31, 2002 and 2001. The Company had one interest rate swap agreement, which was settled in 2001.

Goodwill and Other Intangible Assets

     Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses and prior to the adoption of SFAS No. 142, was amortized on a straight-line basis primarily over a 30-year period for all purchase business combinations made prior to July 1, 2001. Business combinations can also result in other intangible assets being recognized. Amortization of such intangible assets, if applicable, occurs over their estimated useful lives. SFAS No. 142 required companies to cease amortizing goodwill that existed at June 30, 2001, and established criteria for testing goodwill for impairment on at least an annual basis, or when events occur that might reduce the fair value of a reporting unit below its carrying value.

     The Company conducts this review for impairment for all of its reporting units during the fourth quarter of the fiscal year. The results of this review in the fourth quarter of 2002 and the transitional review performed earlier in 2002 determined that the Company's goodwill was not impaired.

Reclassifications

     Certain amounts appearing in the prior year's financial statements and supporting footnote disclosures have been reclassified to conform to the current year's presentation.

2.  ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Pursuant to SFAS No. 142, the Company was required to complete a transitional impairment test of goodwill in the initial year of adopting the standard, with any impairment charges recorded as a cumulative effect of a change in accounting principle. The Company determined that its goodwill was not impaired as a result of its transitional impairment test. Additionally, the Company completed its annual impairment test in the fourth quarter of 2002 and determined that no goodwill impairment existed.

                                  AMETEK, INC.

     The Company's net income and earnings per share for the years ended December 31, 2002, 2001 and 2000 adjusted to exclude goodwill amortization were as follows (in thousands, except per share amounts):

                                                                2002      2001      2000
                                                               -------   -------   -------
Reported net income.........................................   $83,698   $66,111   $68,532
  Add back goodwill amortization, net of tax................        --    10,182     9,174
                                                               -------   -------   -------
  Adjusted net income.......................................   $83,698   $76,293   $77,706
                                                               =======   =======   =======
  Basic earnings per share as reported......................   $  2.54   $  2.01   $  2.13
  Goodwill amortization, net of tax.........................        --      0.31      0.29
                                                               -------   -------   -------
  Adjusted basic earnings per share.........................   $  2.54   $  2.32   $  2.42
                                                               =======   =======   =======
  Diluted earnings per share as reported....................   $  2.49   $  1.98   $  2.11
Goodwill amortization, net of tax...........................        --      0.30      0.28
                                                               -------   -------   -------
Adjusted diluted earnings per share.........................   $  2.49   $  2.28   $  2.39
                                                               =======   =======   =======

     As of December 31, 2002 and 2001, goodwill by segment was: Electronic Instruments Group (EIG) - $244.1 million and $242.8 million; Electromechanical Group (EMG) - $147.8 million and $144.6 million. Changes in the carrying value of goodwill during 2002 were the result of adjustments related to the finalization of purchase accounting for acquisitions in 2001, foreign currency translation adjustments, and certain reclassifications upon adoption of SFAS No. 142.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. Statement No. 143 is effective January 1, 2003 for the Company. The Company is currently evaluating what impact, if any, the adoption of SFAS No. 143 will have on its consolidated results of operations, financial position, or cash flows.

     Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires an impairment loss to be recognized only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted future cash flows. Adoption of SFAS No. 144 had no effect on the Company's consolidated results of operations, financial position, or cash flows.

     In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 must be applied in fiscal years beginning after May 15, 2002. The Company has early adopted this statement for the year ended December 31, 2002 for a previously recognized extraordinary item. However, its adoption will have no effect on the Company's future results of operations, financial position, or cash flows.

     In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". Statement No. 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity

                                  AMETEK, INC.

(including Certain Costs Incurred in a Restructuring)." Among other things, Statement No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date of an entity's commitment to an exit plan, as under EITF Issue No. 94-3. Statement No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption of this statement to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

     In December 2002, the Financial Accounting Standards Board issued Statement No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosures", which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Statement No. 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosure in the financial statements about the effects of stock-based compensation. Statement No. 148 is effective for fiscal years ended after December 15, 2002. Accordingly, the Company has adopted the annual disclosure provisions of Statement No. 148 in its financial statements for the year ended December 31, 2002. The Company will implement Statement No. 148 effective January 1, 2003 regarding disclosure requirements for condensed financial statements for interim periods. As provided by Statement No. 123 and 148, the Company has chosen to continue use of the accounting method under Accounting Principles Board Opinion No. 25 and the related interpretations to account for the Company's stock compensation plans. As adoption of Statement No. 148 only involves disclosures by the Company, the Company does not expect any impact on its results of operations, financial position, or liquidity.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" (FIN No. 45). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. The disclosure provisions of FIN No. 45 are effective for the Company as of December 31, 2002. The Company has guarantees and claims arising during the course of its business operations. The Company accrues for losses under these arrangements when they become probable and estimable. The initial recognition and measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Company is currently evaluating what impact, if any, adoption of FIN No. 45 will have on its consolidated results of operations, financial position, or cash flows.

3.  ACQUISITIONS

     In 2001, the Company made three acquisitions. In May 2001, the Company acquired from SPX Corporation the assets of GS Electric, a U.S. manufacturer of universal and permanent magnet motors for the global floor care and other markets for approximately $32.0 million in cash. GS Electric is now part of the Company's Electromechanical Group. In July 2001, the Company acquired EDAX, Inc., a manufacturer of analytical instrumentation which complements the Company's process and analytical instruments product lines, from Panta Electronics for approximately $37.0 million in cash. In December, 2001, the Company acquired from PerkinElmer, Inc., Instruments for Research and Applied Science (IRAS), a developer and manufacturer of advanced analytical instrumentation, that is used in a number of applications including nuclear spectroscopy, research electrochemistry and electronic signal processing, for approximately $63.0 million. EDAX and IRAS are now part of the Company's Electronic Instruments Group. Together with the EDAX acquisition, IRAS greatly expands our presence in the laboratory and research markets.

                                  AMETEK, INC.

     In 2000, the Company made two acquisitions. In August 2000, the Company acquired the assets of certain businesses of Prestolite Electric Incorporated. The acquired businesses consist of Prestolite's Switch Division, its Industrial Battery Charger business, and its Direct-Current (DC) motor business, which is now a part of the Electromechanical Group. Additionally, in September 2000, the Company acquired the assets of Rochester Instrument Systems, a supplier for the electric power generation market, which is now a part of the Electronic Instruments Group. The aggregate purchase price paid for the 2000 acquisitions was $81 million.

     As of the closing dates, the Company also recorded liabilities as a component of the purchase price for estimated future pension obligations, and for specific personnel-related costs associated with the relocation and consolidation of certain of the acquired businesses.

     All of the above acquisitions were accounted for by the purchase method, and accordingly, the results of their operations are included in the Company's consolidated results from their respective dates of acquisition.

     Had the 2001 acquisitions been made at the beginning of 2001, proforma net sales for 2001 would have been $1,106.3 million. Proforma net income, after giving effect to the amortization of goodwill, and diluted earnings per share would not have been materially different, as a result of the acquisitions, for the year.

 Acquisitions Subsequent to Year-end (Unaudited)

     In mid January 2003, the Company acquired Airtechnology Holdings Limited ("Airtechnology") from Candover Partners Limited, for approximately 50.0 million British pounds sterling or $80.0 million in cash. Airtechnology is a supplier of motors, fans and environmental control systems for the aerospace and defense markets with estimated annual sales of 29.0 million British pounds sterling, or $46.0 million. The Airtechnology acquisition will expand the Company's presence in high-end technical motors and strengthen the Company's relationships with large European-based aerospace and defense companies. Airtechnology is a part of the Company's Electromechanical Group.

     Effective as of February 28, 2003, AMETEK purchased Solidstate Controls, Inc. ("Solidstate Controls") from the Marmon Industrial Companies LLC for approximately $36 million in cash. Solidstate Controls is a leading supplier of Uninterruptible Power Supply systems for the process and power generation industries. Solidstate Controls is headquartered in Columbus, Ohio, and has estimated 2003 sales of $45 million. The acquired business joins AMETEK as part of the EIG operating group.

                                  AMETEK, INC.

4.  OTHER BALANCE SHEET INFORMATION

                                                                2002        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
INVENTORIES
  Finished goods and parts..................................  $  26,819   $  31,313
  Work in process...........................................     33,054      36,925
  Raw materials and purchased parts.........................     69,578      84,287
                                                              ---------   ---------
                                                              $ 129,451   $ 152,525
                                                              =========   =========

PROPERTY, PLANT AND EQUIPMENT, at cost
  Land......................................................  $   9,224   $   8,902
  Buildings.................................................    116,977     112,837
  Machinery and equipment...................................    461,130     440,014
                                                              ---------   ---------
                                                                587,331     561,753
  Less accumulated depreciation.............................   (383,002)   (347,259)
                                                              ---------   ---------
                                                              $ 204,329   $ 214,494
                                                              =========   =========

OTHER ASSETS
  Other intangibles, at cost:
     Patents................................................  $  23,176   $  21,474
     Other acquired intangibles.............................     39,320      47,708
     Less accumulated amortization..........................    (59,582)    (65,484)
                                                              ---------   ---------
                                                                  2,914       3,698
  Investments...............................................     13,658      15,722
  Other.....................................................     66,589      38,811
                                                              ---------   ---------
                                                              $  83,161   $  58,231
                                                              =========   =========

ACCRUED LIABILITIES
  Accrued employee compensation and benefits................  $  25,328   $  24,910
  Other.....................................................     41,275      55,593
                                                              ---------   ---------
                                                              $  66,603   $  80,503
                                                              =========   =========

                                  AMETEK, INC.

                                                               2002     2001     2000
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND
  NOTES RECEIVABLE
Balance at beginning of year................................  $7,642   $4,318   $3,994
Additions charged to expense................................   2,377    4,135      264
Recoveries credited to allowance............................      69      143       43
Write-offs..................................................  (3,031)  (1,264)    (157)
Allowance acquired with new businesses......................      --      322      214
Currency translation adjustment and other...................     191      (12)     (40)
                                                              ------   ------   ------
Balance at end of year......................................  $7,248   $7,642   $4,318
                                                              ======   ======   ======

5.  DEBT

     At December 31, 2002 and 2001, long-term debt consisted of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
7.20% Senior Notes due 2008.................................  $ 225,000   $ 225,000
Revolving credit loans due 2006.............................     88,000     178,900
Accounts receivable securitization due 2004.................     65,000      47,000
Other, principally foreign..................................     12,058      19,933
                                                              ---------   ---------
                                                                390,058     470,833
Less: current portion.......................................   (110,422)   (167,399)
                                                              ---------   ---------
Total long-term debt........................................  $ 279,636   $ 303,434
                                                              =========   =========

     Maturities of long-term debt outstanding at December 31, 2002 are as follows: $2.7 million in 2004; $0.2 million in 2005; $50.2 million in 2006; and $0.2 million in 2007; and $225.2 million in 2008; and $1.1 million in 2009 and thereafter.

     On September 17, 2001, the Company completed its $300 million Revolving Credit Facility that matures in 2006. The five-year Revolving Credit Facility is unsecured. Interest rates on outstanding loans under the Revolving Credit Facility are either based on the London Interbank Offered Rate (LIBOR), plus a negotiated spread over LIBOR, or at the U.S. prime rate. At December 31, 2002, the Company had $88.0 million in revolving credit loans outstanding at a blended rate of 2.8%, of which $38.0 million is included in short-term borrowings and $50.0 million is included in long-term debt. At December 31, 2002, $190.6 million was unused and available under the revolving credit facility.

     The Revolving Credit Facility places certain restrictions on allowable foreign debt, and the measurement of the pro forma effect of potential acquisitions in certain debt covenant compliance calculations. The Revolving Credit Facility also places certain restrictions on certain cash payments, including the payment of dividends. At December 31, 2002, retained earnings of approximately $23.4 million were not subject to the dividend limitation.

     Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $26.8 million, of which $6.2 million was outstanding at December 31, 2002, including $0.7 million reported in long-term debt. The weighted average interest rate on total debt outstanding at

                                  AMETEK, INC.

December 31, 2002 and 2001 was 5.4% and 5.2%, respectively. The Company also had outstanding letters of credit totaling $21.4 million at December 31, 2002.

 Accounts Receivable Financing

     The Company's accounts receivable financing agreement with a bank provides for borrowings up to $75 million against its trade accounts receivable. At December 31, 2002 and 2001, $65.0 million and $47.0 million, respectively, was used under this secured credit facility. The weighted average interest rate on the amounts outstanding at December 31, 2002 and 2001 was 2.5% and 4.8%, respectively.

6.  STOCKHOLDERS' EQUITY

     In 2002, the Company repurchased 236,900 shares of its common stock under its current share repurchase authorization at a total cost of $7.3 million. This compares with repurchases of 440,000 shares at a total cost of $11.6 million in 2001. At December 31, 2002, approximately $8.3 million of the current $50 million authorization was unexpended. At December 31, 2002, the Company held approximately 0.8 million shares in its treasury at a cost of $24.2 million compared with approximately 0.6 million shares at a cost of $17.9 million at the end of 2001. The number of shares outstanding at December 31, 2002 was 33.1 million shares, compared with 32.8 million shares at December 31, 2001.

     The Company has a Shareholder Rights Plan, under which the Company's Board of Directors declared a dividend of one Right for each share of Company common stock owned. The Plan provides, under certain conditions involving acquisition of the Company's common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

7.  STOCK OPTION AND AWARD PLANS

     In 2002, the Company adopted the 2002 Stock Incentive Plan ("the 2002 Plan"). The 2002 Plan provides for the grant of up to 2.0 million shares of common stock to eligible employees and nonemployee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company's 1999 Stock Incentive Plan permits the grant of up to 2.0 million shares of common stock. The Company's 1997 Stock Incentive Plan permits the grant of up to 3.8 million shares of common stock. Stock options may be granted as non-qualified stock options or as incentive stock options.

     Restricted awards of the Company's common stock are made to eligible employees and non-employee directors at such cost to the grantee as the stock option committee of the Board of Directors may determine. Such shares are issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the grantee at the date of grant, is charged to stockholders' equity and is amortized to expense over the periods until the restrictions lapse. The unamortized balance of unearned compensation related to restricted stock awards included in stockholders' equity at December 31, 2002 totaled $2.4 million. No restricted stock awards were granted in 2002 and 2001. In December 2000, the Company awarded 150,000 shares of restricted stock to its Chairman and Chief Executive Officer. The expense related to restricted stock is not significant. Under the terms of the existing Stock Incentive Plans, at December 31, 2002, 388,553 additional restricted stock awards may be granted.

     In 2002, the Company reserved 9,419 shares of common stock, and there were reductions for retirements and terminations which totaled 32,824 shares, under a Supplemental Executive Retirement Plan (SERP), bringing the total number of shares reserved to 80,400 shares of common stock as of December 31, 2002.

                                  AMETEK, INC.

Charges to expense under the SERP, not significant in amount, are considered pension expense (see Note 10), with the offsetting credit reflected in stockholders' equity.

     At December 31, 2002, 4,969,066 (3,439,372 in 2001) shares of common stock were reserved for issuance, (including stock options outstanding), under the 2002, 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four-to-ten-year-periods from dates of grant. The Company had no stock appreciation rights outstanding at December 31, 2002 or 2001. Stock appreciation rights, if and when issued, are exercisable for cash and/or shares of the Company's common stock when the related option is exercised. A charge to income would be made for these rights and the related options.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                 2002                        2001                        2000
                       -------------------------   -------------------------   -------------------------
                        SHARES      PRICE RANGE     SHARES      PRICE RANGE     SHARES      PRICE RANGE
                       ---------   -------------   ---------   -------------   ---------   -------------
Outstanding at
  beginning of
  year...............  2,553,608   $14.15-$30.64   2,956,595   $11.60-$30.34   2,907,991   $10.92-$30.34
Granted..............    537,100   $37.64-$38.68     505,650   $26.29-$30.64     566,150   $19.94-$24.44
Exercised............   (470,306)  $14.15-$30.34    (820,212)  $11.60-$30.34    (433,174)  $10.92-$20.00
Canceled.............    (55,928)  $20.00-$37.64     (88,425)  $19.94-$29.09     (84,372)  $14.15-$30.34
                       ---------   -------------   ---------   -------------   ---------   -------------
Outstanding at end of
  year...............  2,564,474   $14.15-$38.68   2,553,608   $14.15-$30.64   2,956,595   $11.60-$30.34
                       =========   =============   =========   =============   =========   =============
Exercisable at end of
  year...............  1,317,867   $14.15-$30.64   1,237,876   $14.15-$30.34   1,634,903   $11.60-$30.34
                       =========   =============   =========   =============   =========   =============

     The following table summarizes information pertaining to the Company's stock options outstanding at December 31, 2002:

                                                                    WEIGHTED
                                                        WEIGHTED     AVERAGE                   WEIGHTED
                                                        AVERAGE     REMAINING                  AVERAGE
                                            OPTIONS     EXERCISE   CONTRACTUAL     OPTIONS     EXERCISE
RANGE OF EXERCISE PRICES                  OUTSTANDING    PRICE        LIFE       EXERCISABLE    PRICE
------------------------                  -----------   --------   -----------   -----------   --------
$14.15-$23.21...........................   1,087,800     $18.15        3.6          790,475     $17.38
$23.22-$30.94...........................     941,474     $27.22        4.1          527,392     $28.17
$30.95-$38.68...........................     535,200     $37.65        6.4               --     $   --
                                           ---------     ------        ---        ---------     ------
                                           2,564,474     $25.55        4.4        1,317,867     $21.70
                                           =========     ======        ===        =========     ======

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans and the disclosure only option under SFAS 123, "Accounting for Stock-Based Compensation." Had the Company applied the fair value recognition provisions of SFAS 123, pretax stock-based compensation expense would have increased $4.5 million, $3.2 million, and $2.9 million for 2002, 2001, and 2000, respectively. Diluted earnings per share would have been lower by

                                  AMETEK, INC.

$0.07, $0.05, and $0.05 for the respective years. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123:

                                                                 2002          2001          2000
                                                              ----------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income, as reported.....................................   $83,698       $66,111       $68,532
  Deduct total stock-based compensation expense, determined
     under the fair value method, net of tax................     3,321         2,277         2,080
                                                               -------       -------       -------
  Pro forma net income......................................   $80,377       $63,834       $66,452
                                                               =======       =======       =======
Net income per share:
  Basic:
     As reported............................................   $  2.54       $  2.01       $  2.13
     Pro forma..............................................      2.44          1.94          2.07
  Diluted:
     As reported............................................      2.49          1.98          2.11
     Pro forma..............................................      2.42          1.93          2.06

     The weighted average fair value of each option grant on the grant date was $13.07 for 2002, $8.88 for 2001, and $7.18 for 2000. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

                                                              2002   2001   2000
                                                              ----   ----   ----
Expected life (years).......................................   5.0    5.0    5.0
Expected volatility.........................................  36.4%  35.3%  30.8%
Dividend yield..............................................  0.69%  0.85%   1.2%
Risk-free interest rate.....................................  3.25%  3.50%  6.61%

8.  LEASES

     Minimum aggregate rental commitments under non-cancelable leases in effect at December 31, 2002 (principally for production and administrative facilities and equipment) amounted to $21.4 million consisting of annual payments of $4.6 million in 2003, $4.0 million in 2004, $3.2 million in 2005, $2.9 million in 2006, $1.9 million in 2007 and $4.8 million in 2008 and thereafter. Rental expense was $8.5 million in 2002, $8.9 million in 2001 and $8.1 million in 2000.

                                  AMETEK, INC.

9.  INCOME TAXES

     The components of income before income taxes and the details of the provision for income taxes are as follows:

                                                                2002      2001       2000
                                                              --------   -------   --------
                                                                     (IN THOUSANDS)
Income before income taxes:
  Domestic..................................................  $113,351   $85,597   $ 97,302
  Foreign...................................................     9,547    (1,235)     8,836
                                                              --------   -------   --------
Total.......................................................  $122,898   $84,362   $106,138
                                                              ========   =======   ========
Provision for income taxes:
  Current:
     Federal................................................  $ 19,354   $14,721   $ 26,995
     Foreign................................................     4,942     2,519      2,390
     State..................................................     3,950    (1,469)     1,541
                                                              --------   -------   --------
Total current...............................................    28,246    15,771     30,926
                                                              --------   -------   --------
  Deferred:
     Federal(a).............................................    11,423     3,373      4,733
     Foreign................................................      (363)   (1,590)     1,230
     State..................................................      (106)      697        717
                                                              --------   -------   --------
Total deferred..............................................    10,954     2,480      6,680
                                                              --------   -------   --------
Total provision.............................................  $ 39,200   $18,251   $ 37,606
                                                              ========   =======   ========

---------------

(a) The amount in 2002 reflects a deferred tax benefit of $6.1 million related to the Company's 2002 pension plan contributions.

     Significant components of the Company's deferred tax (asset) liability as of December 31 are as follows:

                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Current deferred tax asset:
  Reserves not currently deductible.........................  $ (6,354)  $ (6,754)
  Other.....................................................    (3,651)    (3,342)
                                                              --------   --------
Net current deferred tax asset..............................   (10,005)   (10,096)
                                                              --------   --------
Noncurrent deferred tax (asset) liability:
  Differences in basis of property and accelerated
     depreciation...........................................    26,102     21,020
  Purchased tax benefits....................................     3,383      3,232
  Reserves not currently deductible.........................    (7,486)    (5,483)
  Other.....................................................    19,234     14,727
                                                              --------   --------
Noncurrent deferred tax liability...........................    41,233     33,496
                                                              --------   --------
Net deferred tax liability..................................  $ 31,228   $ 23,400
                                                              ========   ========

                                  AMETEK, INC.

     The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                              2002(A)   2001(A)(B)   2000(A)
                                                              -------   ----------   -------
Statutory rate..............................................   35.0%       35.0%      35.0%
State income taxes, net of federal income tax benefit.......    2.0        (0.9)       1.4
Tax benefits from qualified export sales....................   (3.9)       (5.0)      (3.3)
Differences between U.S. and foreign tax rates..............    1.0         2.1        1.0
Goodwill amortization.......................................     --         2.8        2.2
Settlement of prior years' tax audits.......................     --       (11.6)        --
Other.......................................................   (2.2)       (0.8)      (0.9)
                                                               ----       -----       ----
                                                               31.9%       21.6%      35.4%
                                                               ====       =====       ====

---------------

(a) Includes the reversal of certain prior years' excess federal and state income tax accruals.

(b) At year-end 2001, U.S. tax authorities closed several open years for which the Company's income tax returns were under examination. As a result, the Company recognized a tax benefit of $10.5 million after tax. The benefit consisted of tax refunds received of $4.4 million (including interest) and the reversal of certain federal and state tax accruals totaling $6.1 million associated with the closed years.

     At December 31, 2002, the Company had federal and foreign available net operating loss carryforwards of approximately $0.9 million and $0.5 million, respectively, to offset future taxable income. The federal carryforwards will expire in 2019. The foreign carryforward is based on the latest available data, and will expire in 2004.

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $48.0 million at December 31, 2002. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

10.  RETIREMENT AND PENSION PLANS

     The Company maintains noncontributory defined benefit pension plans. Benefits for eligible U.S. salaried and hourly employees are funded through trusts established in conjunction with the plans. The Company's funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits in accordance with the funding requirements of federal law and regulations. Assets of these plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as in the Company's common stock. At December 31, 2002, the plans' investment in the Company's common stock represented approximately 8% of total plan asset value.

     The Company also sponsors a 401(k) retirement and savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to 6% of eligible compensation or a maximum of $1,200 per participant.

     The Company's retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under this retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee's salary. Employees of certain of the Company's foreign operations participate in various local plans that in the aggregate are not significant.

                                  AMETEK, INC.

     The Company also has a defined contribution retirement plan for its acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant's base compensation.

     The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former employees of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits the executive would have been provided under the Company's primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company's common stock upon retirement or termination of the employee. The Company is providing for these obligations by charges to earnings over the applicable periods.

     Effective December 31, 2001, the Company changed the measurement date for the determination of the fair value of its pension assets, as well as the discount rate used to compute the present value of plan liabilities to December 31 for its defined benefit plans. Previously, the measurement date was October
1. This change had no effect on pension income for 2001.

     The following table provides a reconciliation of the changes in benefit obligations and fair value of plan assets for the funded and unfunded defined benefit plans for 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Change in benefit obligation
Net benefit obligation at beginning of period...............  $285,570   $258,168
Service cost................................................     4,349      4,422
Interest cost...............................................    20,213     20,523
Plan amendments.............................................     1,212        704
Actuarial loss..............................................    10,457     23,499
Benefits paid...............................................   (19,206)   (21,746)
                                                              --------   --------
Net benefit obligation at end of period.....................  $302,595   $285,570
                                                              ========   ========
Change in plan assets
Fair value of plan assets at beginning of period............  $291,188   $313,972
Actual return on plan assets................................   (23,185)    (2,904)
Employer contributions......................................    30,250      1,866
Benefits paid...............................................   (19,206)   (21,746)
                                                              --------   --------
Fair value of plan assets at end of period..................  $279,047   $291,188
                                                              ========   ========

     The following table provides aggregate information for defined benefit pension plans with accumulated benefits in excess of plan assets:

                                                               2002      2001
                                                              -------   -------
                                                               (IN THOUSANDS)
Projected benefit obligation................................  $84,889   $76,160
Accumulated benefit obligation..............................   84,074    73,781
Fair value of plan assets...................................   66,513    65,869

                                  AMETEK, INC.

     The following table provides the amounts recognized in the consolidated balance sheets at December 31, 2002 and 2001:

                                                                2002      2001
                                                              --------   -------
                                                                (IN THOUSANDS)
Funded status asset (liability)
Funded status at December 31................................  $(23,548)  $ 5,618
Unrecognized net actuarial loss.............................    74,912    15,253
Unrecognized prior service cost.............................     4,027     3,447
Unrecognized net transition obligation (asset)..............        32      (309)
                                                              --------   -------
  Net amount recognized at December 31......................  $ 55,423   $24,009
                                                              ========   =======
Balance sheet asset (liability)
Prepaid benefit cost........................................  $ 59,509   $29,040
Accrued benefit liability...................................    (4,086)   (5,144)
Additional minimum liability................................   (21,010)   (9,460)
Intangible asset............................................     2,117     2,270
Accumulated other comprehensive income (before deferred tax
  benefit)..................................................    18,893     7,303
                                                              --------   -------
  Net amount recognized at December 31......................  $ 55,423   $24,009
                                                              ========   =======

     The following table provides the components of net periodic pension (income) expense for the three years ended December 31:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Defined benefit plans:
  Service cost for benefits earned during the period........  $  4,349   $  4,422   $  4,918
  Interest cost on projected benefit obligation.............    20,213     20,331     19,410
  Expected return on plan assets............................   (26,365)   (28,257)   (26,192)
  Net amortization..........................................       612     (1,172)       (45)
                                                              --------   --------   --------
Net pension (income) expense................................    (1,191)    (4,676)    (1,909)
Other plans:
  Defined contribution plans................................     6,674      5,390      5,227
  Supplemental retirement plans.............................       416        416        492
  Foreign plans and other...................................     1,454      2,009      1,709
                                                              --------   --------   --------
Total other plans...........................................     8,544      7,815      7,428
                                                              --------   --------   --------
Total net pension expense...................................  $  7,353   $  3,139   $  5,519
                                                              ========   ========   ========

     Assumptions used in accounting for the defined benefit plans as of December 31 of each year were (based on a measurement date of December 31st for 2002 and 2001 and October 1st for 2000):

                                                              2002   2001   2000
                                                              ----   ----   ----
Discount rate used in determining present values............  6.75%  7.25%  8.00%
Annual rate of increase in future compensation levels.......  3.50%  4.00%  4.75%
Expected long-term rate of return on plan assets............  8.90%  9.25%  9.25%

                                  AMETEK, INC.

     The Company has a deferred compensation plan which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest bearing fund, benefits from which are payable out of the general assets of the Company, or (b) a fund which invests in shares of the Company's common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $2.8 million and $2.1 million at December 31, 2002 and 2001, respectively. Initial employee deferrals began January 1, 2000. Administrative expense for the plan is borne by the Company and is not significant.

     The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, are accounted for on the accrual basis of accounting.

11.  FINANCIAL INSTRUMENTS

     The Company makes limited use of derivative financial instruments, and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

     Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on the Company's borrowings. Accordingly, the Company may enter into these agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk from rising interest rates. In 2002 and 2001, the Company did not enter into any such agreements and none are outstanding at December 31, 2002.

     Cross-currency and interest rate agreements may be used to hedge a portion of the Company's net investment in certain foreign subsidiaries. At December 31, 2002 and 2001, no such agreements were outstanding. During 2001, the Company settled its outstanding interest rate swap agreement, which totaled $3.8 million. The gain on settlement of this agreement was $0.4 million.

     Forward currency contracts may be entered into from time to time to hedge certain firm export sales commitments denominated in foreign currencies. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the sale of products to foreign customers will be adversely affected by changes in exchange rates. At December 31, 2002 and 2001, the Company was not party to any forward currency contracts. The terms of the currency contracts are dependent on a firm commitment and generally do not exceed one year. Deferred gains and losses on such contracts, which are not significant, are recognized in operations as the related sales and purchases occurred.

     The estimated fair values of the Company's other financial instruments are compared below to the recorded amounts at December 31, 2002 and 2001. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2002 and 2001 in the accompanying balance sheet.

                                                                ASSET (LIABILITY)
                                                 -----------------------------------------------
                                                   DECEMBER 31, 2002        DECEMBER 31, 2001
                                                 ----------------------   ----------------------
                                                 RECORDED                 RECORDED
                                                  AMOUNT     FAIR VALUE    AMOUNT     FAIR VALUE
                                                 ---------   ----------   ---------   ----------
                                                                 (IN THOUSANDS)
Fixed-income and equity investments............  $  13,657   $  13,657    $  15,214   $  15,214
Short-term borrowings..........................  $(108,557)  $(108,557)   $(166,145)  $(166,145)
Long-term debt (including current portion).....  $(281,501)  $(289,812)   $(304,688)  $(298,320)

                                  AMETEK, INC.

     The fair values of fixed-income investments are based on quoted market prices. The fair value of equity investments are based on amounts reported by the investee. The fair value of short-term borrowings is based on the carrying value at year-end. The fair value of the Company's long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

12.  ADDITIONAL INCOME STATEMENT AND CASH FLOW INFORMATION

     Included in other income are interest and other investment income of $0.9 million, $2.0 million, and $1.5 million for 2002, 2001, and 2000, respectively. Income taxes paid in 2002, 2001, and 2000 were $26.9 million, $27.6 million, and $33.6 million, respectively. Cash paid for interest was $24.0 million, $27.5 million, and $30.2 million in 2002, 2001, and 2000, respectively.

13.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Descriptive Information About Reportable Segments

     The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company organizes its businesses primarily on the basis of product type, production processes, distribution methods, and management organizations.

     The Electronic Instruments Group produces instrumentation for various electronic applications that service certain types of transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure-temperature-flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces analytic instrumentation for the laboratory and research markets, as well as instruments for foodservice equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy truck manufacturers and heavy construction and agricultural vehicles. The Group also manufactures high-temperature-resistant and corrosion-resistant materials, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

     The Electromechanical Group produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment, fractional horsepower and brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products. Sales of electric motors, blowers, and fans represented 41.7% in 2002, 44.1% in 2001, and 42.2% in 2000 of the Company's consolidated net sales.

Measurement of Segment Results

     Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment's operations. Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.

                                  AMETEK, INC.

REPORTABLE SEGMENT FINANCIAL INFORMATION

                                                              2002         2001         2000
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Net sales:
  Electronic Instruments.................................  $  539,448   $  499,528   $  509,504
  Electromechanical......................................     501,094      519,761      515,156
                                                           ----------   ----------   ----------
          Total Consolidated.............................  $1,040,542   $1,019,289   $1,024,660
                                                           ==========   ==========   ==========
Operating income and income before income taxes:
  Operating income:
     Electronic Instruments..............................  $   87,485   $   57,035   $   78,771
     Electromechanical...................................      80,225       70,638       77,560
                                                           ----------   ----------   ----------
          Total segment operating income.................     167,710      127,673      156,331
     Corporate administrative and other expenses.........     (19,023)     (18,123)     (20,441)
                                                           ----------   ----------   ----------
  Consolidated operating income..........................     148,687      109,550      135,890
  Interest and other expenses, net.......................     (25,789)     (25,188)     (29,752)
                                                           ----------   ----------   ----------
  Consolidated income before income taxes................  $  122,898   $   84,362   $  106,138
                                                           ==========   ==========   ==========
Assets:
  Electronic Instruments.................................  $  507,358   $  525,410
  Electromechanical......................................     427,630      437,802
                                                           ----------   ----------
          Total segments.................................     934,988      963,212
  Corporate..............................................      95,018       76,280
                                                           ----------   ----------
          Total Consolidated.............................  $1,030,006   $1,039,492
                                                           ==========   ==========
Additions to property, plant and equipment:(1)
  Electronic Instruments.................................  $   11,364   $   17,287   $   10,883
  Electromechanical......................................       7,239       16,229       19,292
                                                           ----------   ----------   ----------
          Total segments.................................      18,603       33,516       30,175
  Corporate..............................................         873        1,888        3,557
                                                           ----------   ----------   ----------
          Total Consolidated.............................  $   19,476   $   35,404   $   33,732
                                                           ==========   ==========   ==========
Depreciation and amortization:(2)
  Electronic Instruments.................................  $   13,403   $   19,824   $   18,939
  Electromechanical......................................      19,238       26,435       24,028
                                                           ----------   ----------   ----------
          Total segments.................................      32,641       46,259       42,967
  Corporate..............................................         309          191          290
                                                           ----------   ----------   ----------
          Total Consolidated.............................  $   32,950   $   46,450   $   43,257
                                                           ==========   ==========   ==========

---------------

(1) Includes $2.1 million in 2002, $6.0 million in 2001, and $4.2 million in 2000 from acquired businesses.

(2) 2001 and 2000 includes goodwill amortization of $11.9 million and $10.4 million, respectively. Goodwill amortization is not included in 2002 in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets".

                                  AMETEK, INC.

GEOGRAPHIC AREAS

     Information about the Company's operations in different geographic areas for the years ended December 31, 2002, 2001, and 2000 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

                                                              2002         2001         2000
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Net sales:
  United States..........................................  $  687,166   $  698,044   $  699,713
                                                           ----------   ----------   ----------
  International(a):
     European Union countries............................     122,305      118,964      118,934
     Asia................................................      99,710       74,197       68,409
     Other foreign countries.............................     131,361      128,084      137,604
                                                           ----------   ----------   ----------
          Total international............................     353,376      321,245      324,947
                                                           ----------   ----------   ----------
          Total Consolidated.............................  $1,040,542   $1,019,289   $1,024,660
                                                           ==========   ==========   ==========
Long-lived assets:
  United States..........................................  $  521,464   $  532,740
                                                           ----------   ----------
  International(b):
     European Union countries............................      54,775       46,975
     Asia................................................       4,682        4,914
     Other foreign countries.............................      27,106       28,097
                                                           ----------   ----------
          Total international............................      86,563       79,986
                                                           ----------   ----------
          Total Consolidated.............................  $  608,027   $  612,726
                                                           ==========   ==========

---------------

(a) Includes U.S. export sales of $192.0 million in 2002, $170.0 million in 2001, and $179.1 million in 2000.

(b) Represents long-lived assets of foreign-based operations only.

                                  AMETEK, INC.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          FIRST      SECOND     THIRD      FOURTH      TOTAL
                                         QUARTER    QUARTER    QUARTER    QUARTER       YEAR
                                         --------   --------   --------   --------   ----------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2002
NET SALES..............................  $263,558   $267,426   $256,995   $252,563   $1,040,542
OPERATING INCOME.......................  $ 36,434   $ 37,704   $ 38,060   $ 36,489   $  148,687
NET INCOME.............................  $ 19,665   $ 21,325   $ 21,381   $ 21,327   $   83,698
BASIC EARNINGS PER SHARE(A)............  $   0.60   $   0.65   $   0.65   $   0.65   $     2.54
DILUTED EARNINGS PER SHARE(A)..........  $   0.59   $   0.63   $   0.64   $   0.63   $     2.49
DIVIDENDS PAID PER SHARE...............  $   0.06   $   0.06   $   0.06   $   0.06   $     0.24
COMMON STOCK TRADING RANGE:(B)
HIGH...................................  $  40.20   $  40.71   $  37.40   $  38.90   $    40.71
LOW....................................  $  28.50   $  35.14   $  27.80   $  26.15   $    26.15

2001
Net sales..............................  $264,071   $261,422   $256,533   $237,263   $1,019,289
Operating income(c)(d).................  $ 35,703   $ 35,574   $ 32,966   $  5,307   $  109,550
Net income(c)(d).......................  $ 18,272   $ 18,653   $ 17,727   $ 11,459   $   66,111
Basic earnings per share(a)(c)(d)......  $   0.56   $   0.57   $   0.54   $   0.35   $     2.01
Diluted earnings per share(a)(c)(d)....  $   0.55   $   0.56   $   0.53   $   0.34   $     1.98
Dividends paid per share...............  $   0.06   $   0.06   $   0.06   $   0.06   $     0.24
Common stock trading range:(b)
High...................................  $  28.74   $  31.12   $  34.00   $  32.35   $    34.00
Low....................................  $  23.65   $  25.35   $  21.37   $  25.55   $    21.37

---------------

(a) The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company's purchasing shares of its outstanding common stock.

(b) Trading ranges are based on the New York Stock Exchange composite tape.

(c) Goodwill amortization was $2.7 million ($2.3 million after tax), $2.9 million ($2.5 million after tax), $3.1 million ($2.6 million after tax) and $3.1 million ($2.7 million after tax) for the first, second, third and fourth quarters of 2001, respectively. Such goodwill amortization is excluded from the Company's 2002 results effective January 1, 2002, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets".

(d) In the fourth quarter of 2001, the Company recorded unusual expenses totaling $23.3 million (pretax) of which $12.4 million was related to the cost of employee reductions, facility closures, and the continued migration of production to low-cost locales, and $10.9 million was related to asset writedowns. The asset writedowns resulted primarily from certain customer difficulties associated with the adverse economic environment. The fourth quarter also included a tax benefit and related interest income of $10.5 million after tax ($0.32 per diluted share) resulting from the closure of a number of open tax years by U.S. federal and state tax authorities.

                                  DIRECTIONS TO
                 ANNUAL MEETING OF SHAREHOLDERS OF AMETEK, INC.
                                     HELD AT
                            J. P. MORGAN CHASE & CO.
                          11TH FLOOR CONFERENCE CENTER
                                 270 PARK AVENUE
                               NEW YORK, NY 10017
                                 (212) 270-6000

J. P. Morgan Chase & Co.'s 270 Park Avenue location is in midtown Manhattan and accessible by mass transportation from New York, New Jersey, Connecticut, Long Island and elsewhere. Below are automobile directions:

DIRECTIONS FROM NEW JERSEY

Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J.
P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

DIRECTIONS FROM CONNECTICUT

Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

DIRECTIONS FROM LONG ISLAND

Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

                                 [Recycle Logo]


This document is printed on recycled paper, which contains at least 10% post consumer waste.

                       ANNUAL MEETING OF SHAREHOLDERS OF

                                  AMETEK, INC.

                                  MAY 20, 2003


                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.


                Please detach and mail in the envelope provided.


         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
           PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1.ELECTION OF DIRECTORS

                            NOMINEES
[ ] FOR ALL NOMINEES        [ ] Helmut N. Friedlaender
                            [ ] James R. Malone
[ ] WITHHOLD AUTHORITY      [ ] Elizabeth R. Varet
    FOR ALL NOMINEES


[ ] FOR ALL EXCEPT
    (See instructions below)


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [x]

                                                       FOR   AGAINST  ABSTAIN
2.   PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST      [ ]     [ ]      [ ]
     & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE
     YEAR 2003.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Signature of Shareholder                                Date:
                        ------------------------------       -------------------

Signature of Shareholder                                Date:
                        ------------------------------       -------------------


NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                  AMETEK, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Frank S. Hermance, Donna F. Winquist and Kathryn E. Londra or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Shareholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 20, 2003, at 2:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:


                         (TO BE SIGNED ON REVERSE SIDE)            SEE
                                                                 REVERSE
                                                                   SIDE

                        ANNUAL MEETING OF SHAREHOLDERS OF

                                  AMETEK, INC.

                                  MAY 20, 2003

                           PROXY VOTING INSTRUCTIONS

INTERNET - Access "WWW.VOTEPROXY.COM" and follow the on-screen instructions. Have your control number available when you access the web page.

                  - OR -
                                                        COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES
from any touch-tone telephone and follow the            ACCOUNT NUMBER
instructions. Have your control number and
proxy card available when you call.                     CONTROL NUMBER

                  - OR -

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

PLEASE VOTE - IF YOU VOTE BY
INTERNET OR BY TELEPHONE, THERE IS NO NEED
TO RETURN YOUR PROXY CARD.


   Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.

         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
           PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1.ELECTION OF DIRECTORS

                            NOMINEES
[ ] FOR ALL NOMINEES        [ ] Helmut N. Friedlaender
                            [ ] James R. Malone
[ ] WITHHOLD AUTHORITY      [ ] Elizabeth R. Varet
    FOR ALL NOMINEES


[ ] FOR ALL EXCEPT
    (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:[X]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note
that changes to the registered name(s) on the account may not be        [ ]
submitted via this method.

                                             FOR      AGAINST    ABSTAIN
2.  PROPOSAL TO APPROVE THE APPOINTMENT      [ ]        [ ]        [ ]
    OF ERNST & YOUNG LLP AS INDEPENDENT
    AUDITORS FOR THE YEAR 2003.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Signature of Shareholder                                Date:
                        ------------------------------       -------------------

Signature of Shareholder                                Date:
                        ------------------------------       -------------------

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                     NOTIFICATION OF ELECTRONIC AVAILABILITY

IF YOU WOULD LIKE TO RECEIVE FUTURE NOTIFICATION OF THE AVAILABILITY OF THE PROXY STATEMENT AND ANNUAL REPORT ELECTRONICALLY, PLEASE VISIT
WWW.INVESTPOWER.COM. CLICK ON "ENROLL TO RECEIVE MAILINGS VIA E-MAIL" AND REFER TO THE COMPANY NUMBER AND ACCOUNT NUMBER ON TOP OF THE REVERSE SIDE OF THIS CARD.

                         ANNUAL MEETING OF SHAREHOLDERS

AMETEK, INC.'S ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 2:00 P.M. ON TUESDAY, MAY 20, 2003, AT J. P. MORGAN CHASE & CO., 270 PARK AVENUE, 11TH FLOOR CONFERENCE CENTER, NEW YORK, NEW YORK 10017. PLEASE SEE YOUR PROXY STATEMENT FOR DIRECTIONS SHOULD YOU WISH TO ATTEND THE MEETING.

                                  AMETEK, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Frank S. Hermance, Donna F. Winquist and Kathryn E. Londra or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Shareholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 20, 2003, at 2:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

                         (TO BE SIGNED ON REVERSE SIDE)              SEE
                                                                   REVERSE
                                                                     SIDE